                                                                    Exhibit 10.1

                                                                  EXECUTION COPY

================================================================================

                            ASSET PURCHASE AGREEMENT

                                      among

                      BIOPHARMA ACQUISITION COMPANY, INC.,
                            (a Delaware corporation),

                          SAFEGUARD SCIENTIFICS, INC.,
                          (a Pennsylvania corporation),

                               PURDUE PHARMA L.P.,
                        (a Delaware limited partnership),

                                       and

                              LAUREATE PHARMA L.P.
                        (a Delaware limited partnership)

================================================================================


                                TABLE OF CONTENTS

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INTRODUCTION....................................................................................................        1

BACKGROUND......................................................................................................        1

1.       Definitions............................................................................................        1

2.       Sale and Purchase......................................................................................       11

         2.1      Agreement to Sell and Purchase................................................................       11

         2.2      Purchase Price................................................................................       12

         2.3      Escrow Account................................................................................       13

         2.4      Assumption of Liabilities.....................................................................       13

         2.5      Post-Closing Purchase Price Adjustment........................................................       14

         2.6      Consent of Third Parties......................................................................       15

3.       Closing................................................................................................       16

         3.1      Location; Date................................................................................       16

         3.2      Deliveries....................................................................................       16

         3.3      Successor/Predecessor Tax Withholding Agreements..............................................       16

4.       Representations and Warranties of the Partnership......................................................       16

         4.1      Organization and Standing.....................................................................       17

         4.2      Ownership.....................................................................................       17

         4.3      Authority and Binding Effect..................................................................       17

         4.4      Consents and Approvals........................................................................       17

         4.5      Third-Party Options...........................................................................       18

         4.6      Financial Statements; Books of Account........................................................       18

         4.7      Taxes.........................................................................................       19

         4.8      Undisclosed Liabilities.......................................................................       19

         4.9      Accounts Receivable...........................................................................       20

         4.10     Inventory.....................................................................................       20

         4.11     Title to Purchased Assets and Related Matters.................................................       20

         4.12     Condition of Purchased Assets.................................................................       20

         4.13     Real Property.................................................................................       20

         4.14     Intellectual Property.........................................................................       21

         4.15     Contracts.....................................................................................       25

         4.16     Employees/Independent Contractors.............................................................       27

         4.17     Governmental Permits..........................................................................       27

         4.18     Compliance with Law and Court Orders..........................................................       27
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         4.19     Claims........................................................................................       28

         4.20     Insurance.....................................................................................       28

         4.21     Non-Real Estate Leases........................................................................       28

         4.22     Employee Benefit Plans........................................................................       28

         4.23     Absence of Certain Changes....................................................................       29

         4.24     Environmental Matters.........................................................................       29

         4.25     Additional Information........................................................................       31

         4.26     Broker's or Finder's Fee......................................................................       31

         4.27     Relationship With Customers...................................................................       31

         4.28     Certain Personal Property.....................................................................       32

         4.29     Subsidiaries..................................................................................       32

         4.30     Previous Sales; Warranties....................................................................       32

         4.31     Solvency......................................................................................       32

         4.32     FDA...........................................................................................       32

         4.33     Statements and Other Documents Not Misleading.................................................       33

5.       Representations and Warranties of Safeguard............................................................       33

         5.1      Organization and Standing.....................................................................       33

         5.2      Authority and Binding Effect..................................................................       34

         5.3      Validity of Contemplated Transactions.........................................................       34

         5.4      Broker's or Finder's Fee......................................................................       34

         5.5      Availability of Funds.........................................................................       34

         5.6      Claims........................................................................................       35

6.       Pre-Closing Covenants..................................................................................       35

         6.1      Access........................................................................................       35

         6.2      No Solicitation, Etc..........................................................................       35

         6.3      Operation of the Business.....................................................................       35

         6.4      Update of Schedules...........................................................................       37

         6.5      Employees and Business Relations..............................................................       37

         6.6      Confidentiality...............................................................................       37

         6.7      Related Parties...............................................................................       38

         6.8      Transfer of Purchased Assets and Business.....................................................       38

         6.9      Fulfillment of Closing Conditions.............................................................       38

         6.10     Change of Name................................................................................       39
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         6.11     Employee Advances.............................................................................       39

         6.12     Euro-Celtique Assignment......................................................................       39

         6.13     Transfer of Leased Automobiles................................................................       39

         6.14     Environmental.................................................................................       40

         6.15     Further Assurances............................................................................       40

7.       Post-Closing Covenants.................................................................................       40

         7.1      Confidential Information, Noncompetition and Nonsolicitation..................................       40

         7.2      Satisfaction of Liabilities...................................................................       41

         7.3      Transition Period.............................................................................       41

         7.4      Employees.....................................................................................       41

         7.5      Accounts Receivable...........................................................................       42

         7.6      Conduct of the Business following the Closing.................................................       43

         7.7      Tax Matters...................................................................................       43

         7.8      Notice of Closing.............................................................................       44

         7.9      Access........................................................................................       45

         7.10     Assignment of Cytogen Agreement...............................................................       45

         7.11     Loan Prepayment...............................................................................       45

8.       Conditions Precedent to Obligations of the Buyer Parties...............................................       45

         8.1      Representations and Warranties; Performance of Obligations....................................       45

         8.2      Ancillary Documents...........................................................................       46

         8.3      Closing Consents..............................................................................       46

         8.4      Material Adverse Changes......................................................................       46

         8.5      Legal Matters.................................................................................       46

         8.6      C&P/Sidley Legal Opinion......................................................................       46

         8.7      Facility Leases...............................................................................       46

         8.8      Employee Undertaking..........................................................................       46

         8.9      GTC Acknowledgement...........................................................................       46

         8.10     Releases......................................................................................       46

         8.11     Compliance with Financing Agreements..........................................................       47

         8.12     Regulatory Consents, Licenses.................................................................       47

9.       Conditions Precedent to Obligations of the Partnership and Purdue......................................       47

         9.1      Representations and Warranties; Performance of Obligations....................................       47

         9.2      Legal Matters.................................................................................       47
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         9.3      MLB Legal Opinion.............................................................................       47

         9.4      Princeton Lease...............................................................................       47

10.      Indemnification........................................................................................       47

         10.1     By the Partnership and Purdue.................................................................       47

         10.2     By the Buyer Parties..........................................................................       48

         10.3     Procedure for Claims..........................................................................       49

         10.4     Limitations on Liability......................................................................       49

         10.5     Third Party Claims............................................................................       51

         10.6     Right of Offset...............................................................................       52

         10.7     Effect of Investigation or Knowledge..........................................................       52

         10.8     Satisfaction of Indemnification Obligations...................................................       52

         10.9     Contingent Claims.............................................................................       52

         10.10    Pre-Acquisition Indemnity Matters.............................................................       52

11.      Termination............................................................................................       53

         11.1     Grounds for Termination.......................................................................       53

         11.2     Effect of Termination.........................................................................       54

12.      Other Matters..........................................................................................       54

         12.1     Public Announcements..........................................................................       54

         12.2     Reasonable Best Efforts.......................................................................       54

13.      Miscellaneous..........................................................................................       54

         13.1     Contents of Agreement.........................................................................       54

         13.2     Amendment, Parties in Interest, Assignment, Etc...............................................       54

         13.3     Interpretation................................................................................       55

         13.4     Sole Remedy...................................................................................       55

         13.5     Dispute Resolution............................................................................       55

         13.6     Expenses......................................................................................       55

         13.7     Bulk Sales....................................................................................       55

         13.8     Notices.......................................................................................       56

         13.9     Governing Law.................................................................................       56

         13.10    Counterparts..................................................................................       57
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EXHIBITS

Exhibit A           Bill of Sale, Assignment and Assumption Agreement

Exhibit B           Escrow Agreement

Exhibit C           PF Labs Employee Lease

Exhibit D           [Reserved]

Exhibit E-1         Totowa Lease

Exhibit E-2         Termination and Option Agreement

Exhibit F           Transaction Accounting Guidelines

Exhibit G           Form of Consent

Exhibit H-1         Notices related to Drug Establishment Registrations for Princeton

Exhibit H-2         Notices related to Drug Establishment Registrations for Totowa

Exhibit H-3         Letters of Acceptance re: Drug Master Files for Princeton

Exhibit H-4         Letters of Acceptance re: Drug Master Files for Totowa

Exhibit H-5         Letters of Transfer re: Drug Master Files for Princeton

Exhibit H-6         Letters of Transfer re: Drug Master Files for Totowa

Exhibit H-7         Notice of Transfer re: Drug Master Files for Princeton

Exhibit H-8         Notice of Transfer re: Drug Master Files for Totowa

Exhibit I           Form of C&P/Sidley Opinion

Exhibit J           Form of MLB Opinion

Exhibit K           Financing Agreement Certificates

                            ASSET PURCHASE AGREEMENT

                                  INTRODUCTION

         This ASSET PURCHASE AGREEMENT is dated as of October 19, 2004. The parties are Safeguard Scientifics, Inc., a Pennsylvania corporation ("Parent"), Biopharma Acquisition Company, Inc., a Delaware Corporation and wholly-owned subsidiary of Parent ("Safeguard"), Laureate Pharma L.P., a Delaware limited partnership (the "Partnership"), and Purdue Pharma L.P., a Delaware limited partnership (the "Purdue"). Safeguard and Parent are referred to herein as the "Buyer Parties." The Buyer Parties, the Partnership and Purdue are referred to herein as the "Parties."

                                   BACKGROUND

         The Partnership owns and operates the Business (defined below). This Agreement defined below sets forth the terms and conditions upon which Safeguard is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) from the Partnership and the Partnership is selling the Purchased Assets and transferring the Assumed Liabilities to Safeguard.

         NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below.

         "20% Cap" is defined in Section 10.4(a).

         "$5,000,000 Cap" is defined in Section 10.4(a).

         "Accounts Receivable" means, as of any specified date, any trade accounts receivable, notes receivable, bid or performance deposits and other miscellaneous receivables of the Business.

         "Action" is defined in Section 10.5(a).

         "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

         "Agreement" means this Asset Purchase Agreement, including all schedules and exhibits hereto.

         "Allocation" is defined in Section 7.7(d).

         "Allocation Arbiter" is defined in Section 7.7(d).

         "Assets" means all of the Partnership's assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated and whether or not reflected on the Current Balance Sheet.

         "Assignee" is defined in Section 13.2.

         "Associated Companies" means any corporation, partnership, limited liability company or other entity or combination thereof which directly or indirectly (a) owns or controls a party, (b) is owned or controlled by a party, or (c) is under common ownership or control with said party; the terms "control" and "controlled" meaning ownership of 20% or more, including ownership by trusts with substantially the same beneficial interests, of the voting and/or equity rights of such corporation, partnership, limited liability company or other entity or combination thereof or the power to direct the management of such corporation, partnership, limited liability company or other entity or combination thereof. Purdue shall be deemed an Associated Company of the Partnership for purposes of this Agreement.

         "Association" is defined in Section 13.5(b).

         "Assumed Liabilities" is defined in Section 2.4(a).

         "Audited" or "audited," when used in reference to financial statements, shall refer to financial statements prepared on an accrual basis and otherwise in accordance with GAAP and audited in accordance with generally accepted auditing standards.

         "Auditor" means Ernst & Young LLP.

         "Base Purchase Price" is $29,500,000.

         "Bill of Sale, Assignment and Assumption Agreement" means a bill of sale, assignment and assumption agreement by and between the Partnership and Safeguard in substantially the same form as Exhibit A.

         "BLAs" is defined in Section 4.32.

         "Bonus Pool" is defined in Section 7.4(d).

         "Business" means the entire business, operations and facilities of the Partnership, including the furnishing of (i) research and development services for biopharmaceutical, pharmaceutical and diagnostic products, including process design and development to full scale production, (ii) production and aseptic filling services, (iii) microparticle manufacturing services, and (iv) other related services to customers therewith, and the goodwill appurtenant to such business and assets.

         "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the State of New York.

         "Buyer Parties" is defined in the Introduction.

         "CERCLA" is defined in Section 4.24.

         "Charter Documents" means an entity's certificate or articles of incorporation or formation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Claim Notice" is defined in Section 10.3(a).

         "Claim Response" is defined in Section 10.3(a).

         "Closing" is defined in Section 3.1.

         "Closing Balance Sheet" is defined in Section 2.5(a).

         "Closing Consents" is defined in Section 8.3.

         "Closing Date" is defined in Section 3.1.

         "Closing Financial Data" is defined in Section 2.5(b).

         "Closing Payment" is defined in Section 2.2(a).

         "Closing Working Capital" is defined in Section 2.5(a).

         "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

         "Competitive Business Services" means contract microparticle, protein and Monoclonal antibody cell line development, manufacturing, process development, formulation, purification and filling for use as medicine or diagnostics.

         "Confidential Information" means any confidential or proprietary information pertaining to the Business and the Purchased Assets and the Assumed Liabilities, including but not limited to, personnel information, know-how, trade secrets, formulae, specifications, technical information, processes, models, inventionS, discoveries, graphical and computer generated material, manuals, plans, designs, prototypes, drawings (including engineering and auto-cad drawings), proprietary information, Drug Master Files (as defined in 21 C.F.R. Section 314.420), blue prints, data, databases, software, source codes, advertising and marketing plans or systems, distribution and sales methods or systems, pricing lists and pricing formulae, customer and client lists, customer, client, dealer, distributor, wholesaler and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, equipment demographics, payment information and any other information), financial information (including the sales, cost and profit figures associated with the Business and its products and services) and all documentation related to the foregoing. Notwithstanding the foregoing, Confidential Information shall not include information (a) which was publicly known prior to the date of this Agreement or (b) that becomes publicly known without any act or omission by the Partnership and the Associated Companies (including, in each case, their respective Representatives).

         "Confidentiality Agreements" is defined in Section 13.1.

         "Confidentiality Beneficiary" is defined in Section 4.14(a)(iii).

         "Contingent Claim" is defined in Section 10.9.

         "Contract" means any written or oral contract, agreement, purchase order, lease, instrument or other document, commitment, arrangement, or undertaking that is binding on any Person or its property under applicable Law.

         "Copyrights" means any copyrights and registrations and applications therefore, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under applicable Law.

         "C&P/Sidley Legal Opinion" is defined in Section 8.6.

         "Current Balance Sheet" is defined in Section 4.6(a)(iii).

         "Current Balance Sheet Date" is defined in Section 4.6(a)(iii).

         "Customer Equipment" is defined in Section 2.1(b)(iii).

         "Cytogen Agreement" is defined in Section 10.10(a).

         "Damages" is defined in Section 10.1(a).

         "Deductible Amount" is defined in Section 10.4(a).

         "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

         "DMFs" is defined in Section 4.32.

         "Drug Establishment Registration" means a registration with the FDA under 21 C.F.R. Sec. 207.20 by an owner or operator of a drug establishment (as defined in 21 C.F.R. Sec. 207.3).

         "Drug Master File" means a drug master file as described in 21 C.F.R. Sec. 314.420.

         "Employee Compensation List" is defined in Section 4.16.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Claims" is defined in Section 4.24(i).

         "Environmental Laws" is defined in Section 4.24(ii).

         "Environmental Liability" means any and all liabilities, claims, costs, damages, losses, expenses, penalties, fines, attorneys' fees, court costs and other costs incurred or imposed (a) pursuant to any order, notice of responsibility, injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of the Partnership's violation of Environmental Laws occurring at any property owned or operated by the Partnership prior to the Closing Date or (b) pursuant to any claim or cause of action by a Governmental Body or other third Person for personal injury, property damage, or remediation costs to the extent arising out of or attributable to the Partnership's violation of, or the Partnership's actions which result in a remedial obligation under, any Environmental Law occurring prior to the Closing Date.

         "Environmental Permit" is defined in Section 4.24(iii).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules issued thereunder, or any successor law.

         "Escrow Agent" means JPMorgan Chase Bank.

         "Escrow Agreement" means the escrow agreement by and among the Partnership, Purdue, Safeguard and the Escrow Agent in substantially the same form as Exhibit B.

         "Escrow Funds" is defined in Section 2.2(b)(ii).

         "Escrow Payment" is defined in Section 2.2(a).

         "Euro-Celtique Agreement" is defined in Section 4.14(a)(iii).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

         "Excluded Assets" is defined in Section 2.1(b).

         "Expiration Date" is defined in Section 10.4(b).

         "FDA" is defined in Section 4.32.

         "FDA Documents" is defined in Section 4.32.

         "FDA Requirements" is defined in Section 4.32.

         "FFDCA" is defined in Section 4.32.

         "Financing Agreements" means the Note Purchase Agreements and the Partnership's Guaranty of the 2000 Revolving Credit Agreement pursuant to which the Partnership has obligations in connection with the financing arrangements with the third parties described in Note 5 to the Partnership Financial Statements.

         "Financing Related Pre-Closing Encumbrances" means Encumbrances to the extent they may exist under the Financing Agreements, which encumbrances shall terminate as to the Purchased Assets at Closing.

         "GAAP" means generally accepted accounting principles in the United States, consistently applied.

         "General Partner" means Laureate Pharma Inc.

         "General Partnership Interest" is defined in Section 4.2.

         "Good Standing Employees" is defined in Section 7.4(d).

         "Governmental Body" means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign or other government or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).

         "Governmental Permit" means any permit, license, registration, certificate of occupancy, approval, privilege, franchise, variance, exemption, consent or other authorization of any nature whatsoever, granted, approved or allowed by any Governmental Body.

         "GTC" is defined in Section 8.9.

         "GTC Acknowledgment" is defined in Section 8.9.

         "Hazardous Material" is defined in Section 4.24(iv).

         "Indemnified Partnership Party" is defined in Section 10.2.

         "Indemnified Party" means an Indemnified Safeguard Party or an Indemnified Partnership Party.

         "Indemnified Safeguard Party" is defined in Section 10.1.

         "Indemnitor" is defined in Section 10.3(a).

         "INDs" is defined in Section 4.32.

         "Information Technology" means all communications systems and computer systems used or held for use in the conduct of the Business by the Partnership or any Associated Company of the Partnership including all hardware, software, and URLs.

         "Insurance Claims List" is defined in Section 4.20.

         "Interim Balance Sheet" is defined in Section 4.6(a)(ii).

         "Interim Financial Statements" is defined in Section 4.6(a)(ii).

         "Inventory" means all inventory of the Partnership, including raw or process development-related materials, lab supplies, research and development materials and supplies, packaging supplies, inoculum, or other inventory assets required to conduct the Business, but expressly excluding, however, all raw materials, work-in-process and finished product owned by customers of the Partnership and located at the Partnership's premises.

         "ISRA" is defined in Section 6.14.

         "ISRA Clearance" is defined in Section 6.14.

         "Key Employees" is defined in Section 6.5.

         "Knowledge" means the actual knowledge of Robert J. Broeze, Mary Joan Hampson-Carlin, Elizabeth Levine, Edward Mahony, Robert Morgan, John Morris, Ernest Tyler, Michael Utlee and Stan Zeichner, in each case, after reasonable investigation without any constructive or imputed knowledge of the Partnership, the Associated Companies or any of their directors, officers or employees.

         "Law" means any statute, law, ordinance, regulation, order, code or rule of any federal, state, local or, foreign governmental or regulatory body or authority, including those covering biopharmaceuticals, pharmaceuticals (including drugs, biologics, radiopharmaceuticals, and controlled substances), environmental, energy, safety, health, information technology, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.

         "Liquidated Claim Notice" is defined in Section 10.3(a).

         "Limited Partner" is defined in Section 4.2.

         "Limited Partnership Interest" is defined in Section 4.2.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Material Adverse Effect" means a material adverse effect on the business, Assets, operation or condition, financial or otherwise, of the Partnership as it relates to the Business.

         "Minor Contract" means (a) any Contract that is terminable by a party on not more than 30 days' notice without any Liability and (b) any Contract under which the obligation of a party (fulfilled and to be fulfilled) involves an amount of less than $25,000.

         "MLB Opinion" is defined in Section 9.3.

         "NDAs" is defined in Section 4.32.

         "NJDEP" is defined in Section 6.14.

         "Non-Assignable Contract" is defined in Section 2.6.

         "Non-Competition Period" is defined in Section 7.1(a).

         "Non-Exempt Unused Sick Day Costs" is defined in Section 7.4(e).

         "Non-Offeree Employee" is defined in Section 6.5.

         "Non-Real Estate Leases" is defined in Section 4.21.

         "NRC" is defined in Section 8.12.

         "Objection Notice" is defined in Section 2.5(b).

         "Offeree Employee" is defined in Section 6.5.

         "Off-the-Shelf Software" is defined in Section 4.14(a)(i).

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

         "Parent" is defined above in the Introduction.

         "Parties" is defined above in the Introduction.

         "Partner" is defined in Section 4.2.

         "Partnership" is defined in the Introduction.

         "Partnership Contracts" is defined in Section 4.15(c).

         "Partnership Financial Statements" is defined in Section 4.6(a)(ii).

         "Partnership Insurance" is defined in Section 4.20.

         "Partnership Interests" is defined in Section 4.2.

         "Partnership Officer's Certificate" is defined in Section 8.1.

         "Partnership Required Consent" is defined in Section 4.4.

         "Party" is defined above in the Introduction.

         "Patents" means any patents together with any extensions; reexaminations and reissues of such patents; patents of addition; patent applications; divisions; continuations; continuations-in-part; and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned, used, held for use or licensed by the Partnership or held for use by any Associated Company of the Partnership in connection with the conduct of the Business.

         "Permitted Encumbrance" means (a) any Encumbrance disclosed on Schedule 1; (b) any liens of mechanics, materialmen and laborers for work or services performed or materials furnished in connection with the Totowa Property, in each instance, which are not due and payable or which are being contested in good faith by the Partnership or its Associated Companies; (c) any rights reserved to or vested in any municipality or public authority to control or regulate the use of the Princeton Property or the Totowa Property or to use the Princeton Property or the Totowa Property in any manner; (d) any easements, rights-of-way, servitudes, restrictions and other minor defects, encumbrances and irregularities in title to the Princeton Property or the Totowa Property which could not, individually or in the aggregate, materially and adversely affect the value, condition, marketability or operation of the Princeton Property or the Totowa Property or the Partnership's lease thereof; or (e) any Encumbrance for Taxes, assessments and other governmental charges that are not yet due and payable or which are being contested in good faith by the Partnership or its Associated Companies.

         "Person" means any natural person, corporation, partnership, proprietorship, association, joint venture, trust or other legal entity.

         "PF Labs" means The P.F. Laboratories, Inc., a New Jersey corporation.

         "PF Labs Employee Lease" means an employee lease between PF Labs and Safeguard, substantially in the same form as Exhibit C.

         "PF Labs Employee Lease Guaranty" means a guaranty agreement by Parent to PF Labs.

         "PHSA" is defined in Section 4.32.

         "Plans" is defined in Section 4.22(a).

         "Post-Closing Working Capital Deficiency" is defined in Section 2.5(c)(i).

         "Post-Closing Working Capital Surplus" is defined in Section
2.5(c)(ii).

         "Prime Rate" means the prime lending rate as reported in The Wall Street Journal from time to time as the base rate on corporate loans.

         "Princeton Lease" means that certain lease, dated February 20, 1986, for the Princeton Property between the Partnership, as tenant, and College Road Associates, as landlord, as amended.

         "Princeton Property" means the Partnership's facility located at 201 College Road East, Princeton, New Jersey.

         "Purchased Assets" is defined in Section 2.1(a).

         "Purchase Price" is defined in Section 2.2(a).

         "Purchase Price Cap" is defined in Section 10.4(a).

         "Purdue" is defined in the Introduction.

         "Qualified Offer" is defined in Section 6.5.

         "Real Property" means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares or stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all Structures, owned by the Partnership or used in the operation of the Business, together with any additions thereto or replacements thereof.

         "Reimbursable Costs" is defined in Section 7.4(e).

         "Reimbursable Sick/Vacation Day" is defined in Section 7.4(e).

         "Representatives" is defined in Section 6.2.

         "Response Period" is defined in Section 10.3(a).

         "Restricted Party" is defined in Section 7.1(a).

         "Safeguard" is defined in the Introduction.

         "Safeguard Officer's Certificate" is defined in Section 9.1.

         "SEC" is defined in Section 6.6(b).

         "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         "Structures" means all buildings, structures, fixtures, facilities and improvements to any Real Property.

         "Taxes" shall mean all taxes, duties, charges, fees, levies or other assessment imposed by any taxing authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

         "Tax Returns" means any and all returns, reports, claims for refund, information returns, or other statements (including elections, declarations, disclosures, schedules, estimates, and attachments), including estimates or amendments thereof, required to be filed by a Party with respect to any Taxes.

         "Technical Confidential Information" is defined in Section 4.14(b)(ix).

         "Termination Date" is defined in Section 11.1(b).

         "Third-Party Claim" is defined in Section 10.5(a).

         "Threshold Amount" is defined in Section 10.4(a).

         "Totowa Lease" means a lease for the Totowa Property to be entered into effective on the Closing Date between Safeguard, as tenant, and the Norwell Land Company, as landlord, substantially in the same form as Exhibit E-1, and a termination and option agreement to be entered into effective on the Closing Date between Safeguard, as tenant, and the Norwell Land Company, as landlord, substantially in the same form as Exhibit E-2.

         "Totowa Lease Guaranty" means a guaranty agreement by Parent to Norwell Land Company.

         "Totowa Property" means the Partnership's facility consisting of approximately 21,000 square feet in a building located at 700 Union Boulevard, Totowa, New Jersey.

          "Trademarks" means any trademarks, service marks, brand names, certification marks, trade names, logos, trade dress, and all goodwill associated with the foregoing throughout the world and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

          "Transaction Accounting Guidelines" means the accounting guidelines set forth on Exhibit F, which includes a reconciliation of a detailed trial balance to the Current Balance Sheet.

         "Transaction Documents" means this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Escrow Agreement, the Totowa Lease, the PF Labs Employee Lease, PF Labs Employee Lease Guaranty, Totowa Lease Guaranty and any other certificate, instrument, agreement or document required to be delivered pursuant to the terms hereof and thereof.

         "Transactions" means the purchase and sale of the Purchased Assets and the transfer and assumption of the Assumed Liabilities at the Closing and the other transactions contemplated by the Transaction Documents.

         "Transferred Employees" is defined in Section 6.5.

         "Unassumed Liability" is defined in Section 2.4(b).

         "Unliquidated Claim" is defined in Section 10.3(a).

         "US" means the United States of America.

         "USPTO" is defined in Section 4.14(d)(ii).

         "WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.

         "Working Capital" means current assets less current liabilities calculated in accordance with the Transaction Accounting Guidelines.

         "Working Capital Target" means $2,159,000.

         "Year-End Financials" is defined in Section 4.6(a)(i).

2.       Sale and Purchase.

         2.1      Agreement to Sell and Purchase.

                  (a) Subject to the satisfaction or waiver by the applicable Party prior to the Closing of the various conditions set forth in
Section 8 and Section 9 herein, at the Closing, the Partnership shall grant, sell, convey, assign, transfer and deliver to Safeguard, and Safeguard shall purchase from the Partnership, all right, title and interest of the Partnership in and to all of the Assets, properties, and rights of every kind, and description, real, personal and mixed, tangible and intangible, wherever situated, constituting or used or held for use in the Business as the same shall exist on the Closing Date other than the Excluded Assets (the "Purchased Assets"), free and clear of all Encumbrances (other than Permitted Encumbrances), but including the following:

                           (i)      [intentionally deleted];

                           (ii)     all Accounts Receivable;

                           (iii)    all Inventory;

                           (iv)     all fixed Assets (including all Structures),
furniture, fixtures, motor vehicles, leasehold improvements, tooling, machinery and equipment;

                           (v)      all records with respect to suppliers,
customers, employees and other aspects of the Business;

                           (vi)     all Confidential Information, Trademarks,
rights and licenses associated with the technology of the Business and all causes of action (including for past infringement), damages and remedies relating thereto and rights of protection of any interest therein under the laws of all jurisdictions, and all copies and tangible embodiments thereof;

                           (vii)    all trade names and abbreviations used
primarily by the Partnership in connection with the Business including "Laureate Pharma" and "Laureate";

                           (viii)   all written and electronic documentation
related to the operation of the Business including procedures, policies, methods, batch records, advertisements, Information Technology and other information used for the operation of the Business;

                           (ix)     all telephone numbers and facsimile numbers
currently used in the Business or reserved for future use in the Business;

                           (x)      all manufacturing, warehouse and office
supplies;

                           (xi)     all rights under the Princeton Lease and the
Non-Real Estate Leases, and any easements, deposits or other rights pertaining thereto;

                           (xii)    all rights, to the extent transferable,
under any Governmental Permits that have been issued or applied for;

                           (xiii)   all rights related to any prepaid expenses
that would be included in the Closing Balance Sheet; and

                           (xiv)    all rights under any Contracts, including
those listed on Schedule 2.1(a)(xiv), except to the extent specified in Section 2.4.

                  (b) Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the "Excluded Assets"):

                           (i)      the seals, Charter Documents, minute books,
Tax Returns, books of account or other records having to do with the organization of the Partnership;

                           (ii)     the rights that accrue or will accrue to the
Partnership under this Agreement;

                           (iii)    the equipment of certain of the
Partnership's customers located at the Princeton Property and the Totowa Property and as more fully set forth on Schedule 2.1(b)(iii), as such Schedule may be modified from time to time on or prior to the Closing Date (the "Customer Equipment"); or

                           (iv)     the Assets specified on Schedule 2.1(b)(iv).

         2.2      Purchase Price.

                  (a) In consideration of the grant, sale, conveyance, assignment, transfer and delivery of the Purchased Assets to Safeguard and the assumption by Safeguard of the Assumed Liabilities, Safeguard shall pay a total amount (the "Purchase Price") equal to: (i)(A) $26,550,000 minus (B) the lesser of (1) $30,000 and (2) the out-of-pocket costs incurred by Safeguard between July 8, 2004 and July 30, 2004 in performing its due diligence investigation of the Business (the "Closing Payment"), plus (ii) $2,950,000 (the "Escrow Payment"), plus (iii) the Post-Closing Working Capital Surplus, if any, minus
(iv) the Post-Closing Working Capital Deficiency, if any.

                  (b) Safeguard shall pay the Purchase Price as set forth below:

                           (i)      at the Closing, Safeguard shall pay to the
Partnership the Closing Payment by a wire transfer of immediately available funds, in accordance with written instructions provided by the Partnership to Safeguard prior to the Closing Date;

                           (ii)     at the Closing, Safeguard shall pay the
Escrow Payment to the Escrow Agent in accordance with the Escrow Agreement. Such cash delivered to the Escrow Agent, together with any investment proceeds thereon and any distributions with respect thereto as provided in the Escrow Agreement, are referred to collectively herein as the "Escrow Funds"; and

                           (iii)    after the Closing, the Post-Closing Working
Capital Surplus, if any, in accordance with Section 2.5.

         2.3 Escrow Account. At the Closing, the Partnership, Purdue and Safeguard shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims by Safeguard under Section 2.5 and Section 10.

         2.4      Assumption of Liabilities.

                  (a) At the Closing, Safeguard shall assume and agree to pay, discharge or perform, as appropriate, when due only the Liabilities of the Partnership specifically identified below in this subsection (a) (the "Assumed Liabilities"):

                           (i)      all Liabilities of the Partnership reflected
on the Current Balance Sheet, to the extent that the same are accrued or reserved for on the Current Balance Sheet and have not been paid or discharged prior to or at the Closing;

                           (ii)     all Liabilities of the Partnership arising
in the ordinary course of business between the Current Balance Sheet Date and the Closing Date that would be reflected on a balance sheet of the Business prepared in accordance with the Transaction Accounting Guidelines, to the extent that the same have not been paid or discharged prior to or at the Closing;

                           (iii)    any post-Closing executory obligations under
those Contracts included in the Purchased Assets;

                           (iv)     earned but unused/unpaid sick or vacation
days of the Transferred Employees subject to the reimbursement obligations in
Section 7.4(e);

                           (v)      all Liabilities expressly assumed by
Safeguard under Section 7.4 of this Agreement; and

                           (vi)     all Liabilities relating to the conduct of
the Business or the ownership of the Purchased Assets from and after the Closing Date.

                  (b) Notwithstanding subsection (a) above or any other provision of this Agreement, Safeguard is not assuming under this Agreement or any other Transaction Document any Liability that is not specifically identified as an Assumed Liability under subsection (a) above, including any of the following (each, an "Unassumed Liability"): (i) undisclosed Liabilities; (ii) any product or service liability or similar claim for injury to any Person or property, regardless of when made or asserted, that arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by the Partnership, or alleged to have been made by the Partnership, or that is imposed or asserted to be imposed by operation of law in connection with any service performed or product sold or leased by or on behalf of the Partnership on or prior to the Closing, whether or not billed as of the Closing Date; (iii) (A) any Taxes of the Partnership or any Person that was an Associated Company of the Partnership, or (B) except as otherwise provided in Section 7.7(c) (relating to property Taxes), any Tax payable with respect to the Business or the Purchased Assets with respect to any period or portion thereof ending on or before the Closing Date; (iv) any Liabilities under or in connection with any Excluded Assets; (v) except as set forth in subsection (a) above, any Liabilities arising prior to the Closing Date or as a result of the Closing relating to the Partnership's employment of Persons, including Liabilities, if any, with respect to any employee wages, salaries, benefits or withholding taxes, Long-Term Incentive Plan, pension plan, supplemental savings plan, any amounts payable pursuant to Section 7.4(d), workers compensation claim or any other Liability of the Partnership to its respective employees relating in any way to their employment by the Partnership (other than Liabilities accrued in respect thereof on the Closing Balance Sheet); (vi) any Liabilities of the Partnership arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions, including any Liability to any broker or finder retained by or on behalf of the Partnership in connection with the Transactions; (vii) any Environmental Liability; (viii) Liabilities arising from or related to governmental fines or penalties arising out of or based upon the Partnership's actions or the conduct of the Business or incurred by the Partnership, in each case during the period prior to the Closing Date; (ix) any Liabilities for money borrowed, whether direct or contingent, including any Liabilities under the Financing Agreements; (x) any Liability of the Partnership owing to any Person holding an equity interest in the Partnership; (xi) any proceeding commenced by any Person claiming that such Person is or was at any time the holder of any equity interest in the Partnership; (xii) any Liabilities arising prior to the Closing Date or as a result of the Partnership's activities in connection with the Closing relating to the infringement, misappropriation, trademark dilution or other violation of the confidential information, proprietary information or intellectual property of any Person; and (xiii) any other Liabilities, regardless of when made or asserted, that are not specifically assumed hereunder.

         2.5      Post-Closing Purchase Price Adjustment.

                  (a)      On or prior to the later of (i) December 31, 2004 and
(ii) the sixtieth (60th) day following the Closing Date, Safeguard, led by John Morris, who currently is the Vice President, Controller and Strategic Planning of the Partnership and who is expected to hold a similar position with Safeguard, or if John Morris is not available for any reason, with such other person designated by Safeguard and reasonably acceptable to the Partnership, shall prepare and deliver to the Partnership a balance sheet of the Business as of the Closing Date using the principles and practices applied in the preparation of the Current Balance Sheet, including Transaction Accounting Guidelines (the "Closing Balance Sheet") and a statement of Working Capital, which shall set forth a calculation of Working Capital as of the Closing Date based on the Closing Balance Sheet (the "Closing Working Capital").

                  (b) Upon receipt of the Closing Balance Sheet and the Working Capital Statement, the Partnership shall be permitted during the succeeding thirty (30) day period to examine the work papers used or generated in connection with the preparation of the Closing Balance Sheet and the Working Capital Statement and such other documents as the Partnership may reasonably request in connection with its review. The Closing Balance Sheet and the Closing Working Capital (the "Closing Financial Data") shall become final and binding upon the parties unless, within 30 days following its submittal to the Partnership, the Partnership notifies Safeguard of its objection thereto in writing (the "Objection Notice"), which objection may only be that the Closing Financial Data was not properly prepared or calculated in accordance with the Transaction Accounting Guidelines or was arrived at based on clear error or mistake. If the Partnership so notifies Safeguard of its objection to the Closing Financial Data, the Partnership and Safeguard shall negotiate in good faith to resolve any differences. If, within thirty (30) days following the receipt of the Objection Notice by Safeguard, any of such differences have not been resolved, the Parties shall submit the dispute to the Auditor, and the Auditor's opinion thereon and the resulting Closing Financial Data shall be final, binding and not subject to any appeal. The fees and expenses of the Auditor in connection with any such resolution shall be paid one-half by the Partnership and one-half by Safeguard.

                  (c) Within ten (10) days following the final determination of the Closing Financial Data,

                           (i)      if the Closing Working Capital is more than
15% less than the Working Capital Target, then the Partnership shall pay Safeguard in cash the amount by which (A) the Working Capital Target exceeds (B) the Closing Working Capital (the "Post-Closing Working Capital Deficiency"); and

                           (ii)     if the Closing Working Capital is more than
15% greater than the Working Capital Target, then Safeguard shall pay the Partnership in cash the amount by which (A) the Closing Working Capital exceeds
(B) the Working Capital Target (the "Post-Closing Working Capital Surplus").

                  (d) Payment of the Post-Closing Working Capital Surplus, if any, shall be made by Safeguard directly to the Partnership and shall be deemed an increase in the Base Purchase Price. Payment of the Post-Closing Working Capital Deficiency, if any, shall be made by a distribution of such amount from the Escrow Funds and shall be deemed a decrease in the Base Purchase Price.

                  (e) Nothing in this Section 2.5 shall preclude any Party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder or otherwise for any misrepresentation or breach of warranty hereunder, but neither Safeguard nor the Partnership shall have any right to dispute the Closing Financial Data or any portion thereof once it has been finally determined in accordance with this
Section 2.5.

         2.6 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by the Partnership to assign to Safeguard pursuant to this Agreement any Contract, permit, franchise, claim or Asset included in the Purchased Assets that is by its terms expressly or implicitly or by law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Partnership would not by law pass to Safeguard as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract"). To the extent that any Partnership Required Consent in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, the Partnership shall at its sole expense continue to use its commercially reasonable efforts (it being understood that such efforts shall include payments in the nature of processing fees (including legal review), administrative and other costs and expenses that are reasonable in amount but shall not require the Partnership to make any payment or offer or grant any financial accommodation or other benefit or release any claim or right) to obtain any such Partnership Required Consent or novation after the Closing Date until such time as it shall have been obtained, and the Partnership shall cooperate with Safeguard in any economically feasible arrangement (it being understood that such arrangements shall include payments in the nature of processing fees (including legal review), administrative and other costs and expenses that are reasonable in amount but shall not require the Partnership to make any payment or offer or grant any financial accommodation or other benefit or release any claim or right) to provide that Safeguard shall receive the interest of the Partnership in the benefits under such Non-Assignable Contract, including performance, to the extent permitted by applicable Law, by the Partnership as agent if economically feasible (it being understood that such performance shall include payments in the nature of processing fees (including legal review), administrative and other costs and expenses that are reasonable in amount but shall not require the Partnership to make any payment or offer or grant any financial accommodation or other benefit or release any claim or right); provided that Safeguard shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that Safeguard would have been responsible therefor if such consent or approval had been obtained. Nothing contained in this Section 2.6 or elsewhere in this Agreement shall be deemed a waiver by Safeguard of its right to have received on the Closing Date an effective assignment of all of the Purchased Assets or of the covenant of the Partnership to obtain all of the Partnership Required Consents, nor shall this
Section 2.6 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Purchased Assets any Contracts as to which a Partnership Required Consent may be necessary.

3.       Closing.

         3.1 Location; Date. The closing for the Transactions (the "Closing") shall be held at the offices of Chadbourne & Parke LLP in New York, New York, on a date which shall be no more than three Business Days after satisfaction or waiver of the conditions set forth in Sections 8 and 9 or at such other date and place as may be mutually agreed by the parties (the "Closing Date").

         3.2 Deliveries. At the Closing, subject to the satisfaction of the conditions set forth in Sections 8 or 9, as applicable,

                  (a) The Partnership and Purdue, as the case may be, shall deliver, or cause to be delivered, to Safeguard:

                           (i)      duly executed counterparts to the
Transaction Documents;

                           (ii)     a non-foreign certification (in form and
substance reasonably satisfactory to Safeguard) that satisfies the requirements of Treasury Regulation section 1.1445-2(b)(2);

                           (iii)    duly executed assignment documents
(reasonably satisfactory to Safeguard) assigning to Safeguard all of the Partnership's right, title and interest in and to all registered Trademarks and applications; and

                           (iv)     such other instruments of conveyance and
transfer, in form reasonably satisfactory to Safeguard and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, Safeguard all of the Partnership's right, title and interest in and to the Purchased Assets.

                  (b) Safeguard and Parent, as the case may be, shall deliver to the Partnership:

                           (i)      duly executed counterparts to the
Transaction Documents to which it is a party; and

                           (ii)     such other documents, instruments,
certificates and agreements as may be reasonably required by the Partnership to consummate and give effect to the Transactions.

                  (c) Safeguard shall deliver the Closing Payment to the Partnership and the Escrow Payment to the Escrow Agent in accordance with
Section 2.2(b).

         3.3 Successor/Predecessor Tax Withholding Agreements. If applicable, pursuant to Rev. Proc. 96-60, 1996-2 C.B. 399, at the Closing, Safeguard and the Partnership will enter into a successor/predecessor tax withholding agreement in form and substance reasonably satisfactory to the parties with respect to any employee engaged in the Business who becomes an employee of Safeguard immediately after the Closing.

4. Representations and Warranties of the Partnership. (i) Purdue hereby represents and warrants to the Buyer Parties as follows solely with respect to Sections 4.1(b), 4.3(b) and 4.4(b), and (ii) the Partnership hereby represents and warrants to the Buyer Parties as follows (except as to Sections 4.1(b), 4.3(b) and 4.4(b)):

         4.1      Organization and Standing.

                  (a) The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign limited partnership in the State of New Jersey, which is the only jurisdiction where the Business or the ownership of the Purchased Assets requires it to be so qualified, except for failures to be so qualified that would not reasonably be expected to have a Material Adverse Effect.

                  (b) Purdue is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, having all requisite limited partnership power and authority to perform its obligations under this Agreement.

         4.2 Ownership. The General Partner owns a 0% general partnership interest in the Partnership (the "General Partnership Interest"). The sole limited partner of the Partnership (the "Limited Partner," and together with the General Partner, the "Partners") owns, in the aggregate, 100% of the limited partnership interest in the Partnership (the "Limited Partnership Interest," and together with the General Partnership Interest, the "Partnership Interests"). The General Partner and the Limited Partner are the record and beneficial owners of all of the Partnership Interests in the Partnership.

         4.3      Authority and Binding Effect.

                  (a)      The Partnership has the full power and authority to
(i) own the Purchased Assets, (ii) carry on the Business, (iii) execute and deliver each Transaction Document to which it is or will be a party, (iv) perform the Transactions performed or to be performed by it pursuant to the terms of the Transaction Documents and (v) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is a party. The execution, delivery and performance by the Partnership of the Transaction Documents to which it is a party have been duly authorized by all necessary partnership or other action, including approval by the Partners. The General Partner has the requisite power and authority to execute and deliver the Transaction Documents on behalf of the Partnership. Each Transaction Document executed and delivered by the Partnership has been duly executed and delivered by the Partnership and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms.

                  (b) Purdue has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Purdue has been duly authorized by all necessary limited partnership action. Assuming due authorization, execution and delivery by Safeguard and Parent, this Agreement constitutes the legal, valid and binding obligation of Purdue, enforceable against it in accordance with its terms.

         4.4      Consents and Approvals.

                  (a) Except for any notices, filings, consents or approvals specified in Schedule 4.4 (the "Partnership Required Consents"), neither the execution and delivery by the Partnership of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Partnership, require any notice, filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise or give any Person the right to challenge any of the Transactions under (i) any Law or Court Order which is applicable to the Partnership, (ii) any Contract, Governmental Permit or other document to which the Partnership is a party or by which the properties or other assets of the Partnership may be bound or (iii) except as have already been obtained, the Charter Documents of the Partnership.

                  (b) Neither the execution and delivery by Purdue of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by Purdue, require any notice, filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise or give any Person the right to challenge any of the Transactions under (i) any Law or Court Order which is applicable to Purdue,
(ii) any Contract, Governmental Permit or other document to which Purdue is a party or by which the properties or other assets of Purdue may be bound or (iii) except as have already been obtained, the Charter Documents of Purdue.

         4.5 Third-Party Options. Except as described on Schedule 4.5, there are no existing Contracts, options or commitments with any third party to acquire the Partnership, any of the Purchased Assets or any interest therein or in the Business. None of the holders of the rights set forth on Schedule 4.5 have any rights with respect to the Transactions. Furthermore, the execution of the Transaction Documents by the Partnership and the consummation of the Transactions will not trigger any of the rights under the agreements listed on
Schedule 4.5.

         4.6      Financial Statements; Books of Account.

                  (a) The Partnership has delivered to Safeguard prior to the date hereof:

                           (i)      true, complete and correct copies of the
audited balance sheets of the Partnership for the fiscal years ending December 31, 2002 and 2003 and the related statements of income and cash flows for the years then ended (collectively, the "Year-End Financials");

                           (ii)     true, complete and correct copies of the
unaudited balance sheet of the Partnership (the "Interim Balance Sheet") as of August 31, 2004 and the related unaudited statements of income and cash flows for the eight-month period then ended and related footnotes (the "Interim Financial Statements," and together with the Year-End Financials, the "Partnership Financial Statements"); and

                           (iii)    a true, complete and correct copy of the
unaudited balance sheet of the Business giving effect to the Transaction Accounting Guidelines (the "Current Balance Sheet") as of August 31, 2004 (the "Current Balance Sheet Date").

                  (b) The Partnership Financial Statements were prepared in accordance with GAAP and, subject to any qualifications set forth in the applicable notes and schedules, fairly present in all material respects the financial condition of the Partnership, for the periods covered.

                  (c) The Current Balance Sheet was derived from the Interim Balance Sheet by applying the Transaction Accounting Guidelines thereto and (i) fairly presents in all material respects the financial condition of the Business as of the Current Balance Sheet Date and (ii) does not include any Assets that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions. Except as described in Schedule 4.6, all Assumed Liabilities of the Business at the Current Balance Sheet Date that would be required to be reflected or reserved for by GAAP are fully reflected or reserved for in the Current Balance Sheet.

                  (d) The books of account of the Partnership reflect, in accordance with GAAP, (i) all transactions relating to the Business or the Purchased Assets and (b) all items of income and expense, and all items of Assets, Liabilities and accruals relating to the Partnership. The Partnership has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Partnership.

         4.7      Taxes.

                  (a) There are no ongoing examinations or claims against the Partnership for Taxes with respect to the Business, and no written notice of any audit, examination or claim for Taxes with respect to the Business, whether pending or threatened, has been received.

                  (b) The Partnership has withheld and paid over or will pay over to the proper taxing authorities all Taxes required to have been withheld and paid over with respect to the Business, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

                  (c) There are (and as of immediately before the Closing there will be) no Encumbrances (other than Permitted Encumbrances) on the Purchased Assets of the Partnership relating to or attributable to Taxes.

                  (d) Schedule 4.7(d) lists all federal, state, local, and foreign jurisdictions in which the Partnership has filed Tax Returns with respect the Business for the last three fiscal years.

                  (e) No written claim that remains unresolved has ever been made by any Governmental Body in a jurisdiction where the Partnership or its partners do not file a Tax Return that the Business may be subject to taxation by that jurisdiction or that Tax Returns must be filed with regard to the Business in such jurisdiction.

                  (f) None of the Assets (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt, the interest on which is exempt under Section 103(a) of the Code, or (iii) is property that is required to be treated as being owned by any Person (other than the Partnership) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

         4.8 Undisclosed Liabilities. Except as described on Schedule 4.8, the Partnership does not have any Liabilities except:

                  (a) those Liabilities adequately and specifically set forth or reserved for on the Interim Balance Sheet and not heretofore paid or discharged;

                  (b) those Liabilities arising in the ordinary course of business under (i) any Contract specifically disclosed on Schedule 4.15 to this Agreement and (ii) any Contract that is not required to be disclosed pursuant to
Section 4.15;

                  (c) those Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet and not heretofore paid or discharged;

                  (d)      Liabilities created pursuant to this Agreement; and

                  (e)      Unassumed Liabilities.

         4.9 Accounts Receivable. The Accounts Receivable included in the Purchased Assets will be bona fide Accounts Receivable created in the ordinary course of business. All of the Accounts Receivable included in the Purchased Assets are collectible within 90 days from the respective invoice dates, taking into account any reserve to be included in the determination of the Accounts Receivable specified in the Closing Balance Sheet. There is no contest, claim, defense or right of set-off, other than returns in the ordinary course of business, of any account debtor relating to the amount or validity of any Account Receivable. Schedule 4.9 contains a complete and accurate list of all Accounts Receivable as of October 13, 2004 and sets forth the aging of each such Account Receivable. The Partnership does not know of any facts or circumstances that are likely to result in any increase in the uncollectibility of such Accounts Receivable.

         4.10 Inventory. Except as described in Schedule 4.10, the Inventory to be included in the Purchased Assets will consist of items of good, usable and merchantable quality in all respects and none of such Inventory will be damaged or obsolete. Such Inventory has been or will be recorded in the Partnership Financial Statements in accordance with GAAP at the lower of average cost or market value, and, except as described in Schedule 4.10, no write-down or establishments of reserves of such Inventory was made or should have been made pursuant to GAAP.

         4.11 Title to Purchased Assets and Related Matters. Except as otherwise set forth on Schedule 4.11, the Partnership has good and marketable title to, valid leasehold interest in or valid licenses to use, as applicable, all the Purchased Assets, free from any Encumbrances (other than Permitted Encumbrances and Financing Related Pre-Closing Encumbrances). The use of the Purchased Assets is not subject to any Encumbrances (other than Permitted Encumbrances and Financing Related Pre-Closing Encumbrances), and such use does not encroach on the property or the rights of any Person. Except as set forth on
Schedule 4.11, the Purchased Assets and the Customer Equipment are adequate to conduct the operation of the Business as the Business was operated by the Partnership during the past 12 months. The Purchased Assets, taken as a whole, constitute the Assets relating to or used or held for use in connection with the Business during the past 12 months (except for Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, properties or Assets replaced by equivalent or superior Assets, in each case in the ordinary course of business, and Excluded Assets). Except for the Excluded Assets, there are no Assets used in the operation of the Business that are owned by any Person other than the Partnership that will not be licensed or leased to Safeguard under valid, current license arrangements or leases.

         4.12 Condition of Purchased Assets. The equipment and all other tangible assets and properties which are part of the Purchased Assets are in operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of the business and conform in all respects to all applicable Laws relating to their use and operation as such Purchased Assets are currently used in the conduct of the Business. Except pursuant to leases described on any Schedule hereto or the Customer Equipment, no Person other than the Partnership owns any vehicles, equipment or other tangible Assets situated on the facilities used by the Partnership in the Business which are necessary to the operation of the Business.

         4.13 Real Property. The Partnership does not own, and has never owned, any Real Property. Schedule 4.13 contains an accurate and complete list of all Real Property leased by the Partnership, showing location, rental cost and landlord. Except as otherwise set forth on Schedule 4.13, the Princeton Lease is in full force and effect, grants to its tenant the exclusive right to use and occupy the leased premises, and has not been assigned, modified, supplemented or amended. The Partnership has not mortgaged or otherwise encumbered the Princeton Lease and, to the Knowledge of the Partnership, there are no Encumbrances that would adversely affect the use and occupancy of the Princeton Property. All Real Property under lease to or otherwise used by the Partnership is in good condition, ordinary wear and tear excepted, and is sufficient for the current and currently contemplated operations of the Business. The Partnership has peaceful, undisturbed and exclusive possession of the leasehold estate or other interest created under all of its leases for Real Property, and there are no leases, subleases, licenses, concessions, or other Contracts granting to any other Person the right to use or occupy such Real Property. The Partnership is not, and to the Knowledge of the Partnership, the landlord thereunder is not, in Default under any Contract or Law with respect to the occupancy, maintenance or use of any Real Property, and no notice or threat from any lessor, Governmental Body or other Person has been received by the Partnership or served upon any such Real Property claiming any Default or Obligation under, any Contract or Law, or requiring or calling attention to the need for any work, repairs, construction, alteration, installations or environmental remediation. To the Knowledge of the Partnership, no Legal Proceedings are pending which would affect the zoning or use of any Real Property occupied, maintained or used by the Partnership. No portion of any Real Property occupied, maintained or used by the Partnership is within an identified flood plain or other designated flood hazard area as established under any Law or otherwise by any governmental authority. All Real Property occupied, maintained or used by the Partnership has direct legal access to, abuts, and is served by a publicly maintained road, which road does and shall provide a valid means of ingress and egress thereto and therefrom, without additional expense. All utilities, including water, gas, telephone, electricity, sanitary and storm sewers, are currently available to all Real Property occupied, maintained or used by the Partnership at normal and customary rates, and are adequate to serve such Real Property for the Partnership's current and currently contemplated use thereof.

         4.14     Intellectual Property.

                  (a)      Contracts.

                           (i)      Schedule 4.14(a)(i)(A) contains a complete
and accurate list of all Contracts relating to the Confidential Information in written form, except for Minor Contracts and any license implied by the sale of a product and perpetual, paid-up royalty free and transferable license rights for "off-the-shelf" third party application software licensed for use in the Business, in any individual case, under a license with a maximum payment obligation on the part of the Partnership of less than $10,000 ("Off-the-Shelf Software"). Except as specified on Schedule 4.14(a)(i)(B), the Partnership is not currently engaged in any dispute or disagreement with respect to any such Contract nor, to the Knowledge of the Partnership, are there any threatened disputes or disagreements with respect to any such Contracts. Except for any rights under written licenses or written Contracts set forth in Schedule 4.14(a)(i)(C) related to the Confidential Information, no current or former employee of the Partnership or of an Associated Company of the Partnership owns or has any interest in any of the Confidential Information.

                           (ii)     To the Knowledge of the Partnership,
Schedule 4.14(a)(ii)(A) contains a complete and accurate list of all Contracts relating to the Confidential Information that are not in written form, except for Minor Contracts and any license implied by the sale of a product and perpetual, paid-up royalty free and transferable license rights for Off-the-Shelf Software. Except as specified on Schedule 4.14(a)(ii)(B), the Partnership is not currently engaged in any dispute or disagreement with respect to any such Contract nor to the Knowledge of the Partnership are there any threatened disputes or disagreements with respect to any such non-written Contracts.

                           (iii)    Except as specified on Schedule
4.14(a)(iii)(A) and any Euro-Celtique Agreements (defined below), no Key Employee of the Partnership has entered into any Contract that restricts or limits in any way the scope or type of work in which the Key Employee may be engaged or requires the Key Employee to transfer, assign or disclose information concerning his or her work to anyone other than the Partnership. As used herein, "Euro-Celtique Agreement" means any written Contract, substantially in the form attached to Schedule 4.14(a)(iii)(B), between any present or former employee of the Partnership to the extent related to employment by or with the Partnership or any independent contractor of the Partnership to the extent such independent contractor is performing services for the Partnership, on the one hand, and any of the Partnership, Purdue (either in its own name or as successor to Purdue BioPharma L.P.) or P.F. Laboratories Inc. (each a "Confidentiality Beneficiary"), on the other hand. Schedule 4.14(a)(iii)(C) contains a list of all Key Employees who are parties to the Euro-Celtique Agreements and lists all other Contracts between (A) the Partnership, on the one hand, and (B) any Key Employee thereof, on the other hand, that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon the Partnership, any Key Employee thereof or any third party.

                           (iv)     Except as specified on Schedule
4.14(a)(iv)(A) and any Euro-Celtique Agreements, no non-Key Employee of the Partnership has entered into any Contract that restricts or limits in any way the scope or type of work in which the non-Key Employee is engaged or requires the non-Key Employee to transfer, assign or disclose Confidential Information concerning his or her work to anyone other than the Partnership. Schedule 4.14(a)(iv)(B) contains a list of all non-Key Employees who are parties to the Euro-Celtique Agreements and lists all other Contracts between (A) the Partnership, on the one hand, and (B) any non-Key Employee thereof, on the other hand, that imparts or that imparted an obligation of noncompetition, secrecy, confidentiality or non-disclosure upon the Partnership, any non-Key Employee thereof or any third party.

                           (v)      The Partnership is not in Default under any
term of any Contract or any restrictive covenant relating to the Confidential Information, or the development or exploitation thereof. The Partnership and its employees have not improperly used Confidential Information of any Person.

                           (vi)     The Confidentiality Beneficiaries or
Euro-Celtique own all right, title and interest in all intellectual property, including all improvements, ideas, inventions, and discoveries (whether or not patentable) and all written materials describing such improvements, ideas, inventions and discoveries, under Euro-Celtique Agreements to which one of the Confidentiality Beneficiaries is a party.

                  (b)      Confidential Information Necessary for the Business.

                           (i)      The Confidential Information constitutes all
of the Confidential Information that has been used or held for use, or relied upon in the operation of the Business during the past 36 months. The Partnership has not transferred ownership of, nor granted any exclusive license with respect to, any Confidential Information that is material to the Business, to any other Person. The Partnership is the owner of all right title, and interest in and to each item of the Confidential Information that has been used or held for use, or relied upon in the operation of the Business during the past 36 months, or in the case of licensed Confidential Information that is used or held for use, or relied upon in the present operation of the Business, has licensed such Confidential Information free and clear of any Encumbrances, and with respect to Confidential Information owned entirely by the Partnership, the Partnership has the right to bring actions for infringement, misappropriation or other violation thereof. Schedule 4.14(b)(i)(A) contains a complete and accurate list of all payments due to a third party for any licensed Confidential Information. All Confidential Information is fully transferable, alienable or licensable to Safeguard without payment of any kind to any other Person; however, all Confidential Information described in those Contracts listed on Schedule 4.4, is fully transferable, alienable or licensable to Safeguard without payment of any kind to any other Person in accordance with its terms. With respect to the Confidential Information, the documentation relating to such Confidential Information is current, accurate, and sufficient in detail and content to identify and explain it to an individual having appropriate education and experience and to allow its full and proper use by an individual having appropriate education and experience without reliance on the knowledge or memory of any other individual. The Partnership has used reasonable efforts to maintain the confidentiality of its Confidential

Information. Except as set forth in Schedule 4.14(b)(i)(C), the Confidential Information is not part of the public knowledge or literature, and, has not been used, divulged, or appropriated by the Partnership to the detriment of the Business. The Partnership is not currently engaged in any dispute or disagreement with respect to any Confidential Information nor to the Knowledge of the Partnership, are there any threatened disputes or disagreements regarding the Confidential Information.

                           (ii)     No Confidential Information is subject to
any proceeding or outstanding order or stipulation, (other than any license agreement to the Partnership), restricting in any manner the use, transfer, assignment or licensing thereof to Safeguard, or which may adversely affect the validity, use or enforceability of such Confidential Information. Each item of Confidential Information is valid, subsisting, and enforceable and any maintenance and renewal fees due in connection with such Confidential Information have been made.

                           (iii)    Except as set forth in Schedule
4.14(b)(iii)(A), each current employee of the Partnership has executed a Euro-Celtique Agreement. None of the Confidentiality Beneficiaries have entered into a Euro-Celtique Agreement with any independent contractor with respect to work done by such independent contractor for the Partnership, except as set forth in Schedule 4.14(b)(iii)(B).

                           (iv)     Except as set forth in Schedule
4.14(b)(iv)(A), the Business, including the products and services of the Business, does not, and has not been alleged to, infringe upon, misappropriate, dilute with respect to trademarks only, or otherwise violate any confidential or proprietary information or intellectual property owned by any other Person. Except as set forth in Schedule 4.14(b)(iv)(B), no written notice or claim has been received by the Partnership asserting that the Business, including the products or services of the Business, infringes upon, misappropriates or otherwise violates any confidential information, proprietary information, or any intellectual property owned or controlled by any other Person.

                           (v)      Except as specified on Schedule
4.14(b)(v)(A), the Partnership has not been informed in writing that any Person is infringing, misappropriating or otherwise violating, diluting with respect to trademarks only, or challenging or threatening in any way, any Confidential Information. To the Knowledge of the Partnership, the Partnership has not received any unwritten or verbal notification that any Person is infringing, misappropriating or otherwise violating, diluting with respect to trademarks only, or challenging or threatening in any way, any Confidential Information. Except as specified on Schedule 4.14(b)(v)(B), the Partnership has not given any indemnification rights, other than those provided under the Uniform Commercial Code or any equivalent thereof, to any other Person against infringement, misappropriation, dilution with respect to trademarks only, or other violation of any confidential information of a third party.

                           (vi)     All Information Technology necessary to the
present operation of the Business is owned by the Partnership free and clear of any Encumbrances (other than Permitted Encumbrances and Financing Related Pre-Closing Encumbrances), or is leased or licensed by the Partnership.

                           (vii)    All Off-the-Shelf Software necessary to the
present operation of the Business have been licensed (including shrink-wrap and click-wrap licenses) by the Partnership.

                           (viii)   Set forth in Schedule 4.14(b)(viii) is a
complete and correct list of all URLs owned by the Business and a description of all of the Partnership's rights with respect thereto.

                           (ix)     Confidential Information directly related to
the industrial and scientific technology of the Business ("Technical Confidential Information") that is presently used in the operation of the Business has not been used by any Associated Company of the Partnership and will not be used by any Associated Company of the Partnership unless: (a) such use of such Technical Confidential Information is authorized by Safeguard,
(b) such Technical Confidential Information becomes publicly known without any act or omission of any Associated Company of the Partnership, (c) such Technical Confidential Information is received by such Associated Company of the Partnership from a Third Party rightfully having possession of and the written authorization to disclose such Technical Confidential Information to such Associated Company, (d) such Technical Confidential Information is shown to be or have been otherwise known by such Associated Company of the Partnership as proven by prior written records, or (e) such Technical Confidential Information is shown to be or have been independently developed by employees or agents of such Associated Company of the Partnership without access to or use of such Technical Confidential Information.

                  (c)      Patents.

                           (i)      The Partnership does not own any patents or
patent applications.

                           (ii)     No current or past employee of the
Partnership is listed as an inventor on a patent or patent application relating to the Business and owned by a Confidentiality Beneficiary or Euro-Celtique or in which a Confidentiality Beneficiary or Euro-Celtique has any interest under a Euro-Celtique Agreement. None of the Confidentiality Beneficiaries or Euro-Celtique owns any patents or patent applications, which claim an invention made by an independent contractor in connection with his, her or its services for the Partnership.

                  (d)      Trademarks.

                           (i)      Schedule 4.14(d)(i) contains a complete and
accurate list and summary description of all Trademarks in which the Partnership has an ownership interest, including the jurisdiction in which each item is issued or registered or in which any application for issuance or registration has been filed, and the date and issuance or registration of the item. The Partnership is the owner of all right, title and interest, including the right to bring actions for infringement or other violation thereof, in and to each of the Trademarks, free and clear of any Encumbrances (other than Permitted Encumbrances and Financing Related Pre-Closing Encumbrances).

                           (ii)     Each Trademark in Schedule 4.14(d)(i) that
has been registered with the U.S. Patent and Trademark Office ("USPTO") is valid, subsisting, and enforceable; any maintenance and renewal fees due in connection with such registered Trademark(s) have been paid; and all documents required by the USPTO to be filed, have been filed.

                           (iii)    No Trademark in Schedule 4.14(d)(i) has been
or is now involved in any opposition, invalidation or cancellation proceeding and, to the Partnership's Knowledge, no such action is threatened with respect to any of the Trademarks.

                           (iv)     Except as specified on Schedule 4.14(d)(iv),
there is no potentially conflicting trademark or trademark application of any third party.

                           (v)      Schedule 4.14(d)(v) contains a complete and
accurate list of all Contracts in written form relating to Trademarks.

                           (vi)     To the Knowledge of the Partnership,
Schedule 4.14(d)(vi) contains a complete and accurate list of all Contracts not in written form relating to the Trademarks.

                  (e)      Copyrights.

                           (i)      The Partnership owns no registrations or
applications for Copyrights.

                           (ii)     No current or past employee of the
Partnership has assigned any Copyright relating to the Business to a Confidentiality Beneficiary or Euro-Celtique under a Euro-Celtique Agreement. None of the Confidentiality Beneficiaries or Euro-Celtique owns any Copyrights, which relate to any right in respect of any work that may be entitled to copyright protection made by an independent contractor in connection with his, her or its services for the Partnership.

                  (f)      Trade Secrets.

                           (i)      With respect to Confidential Information
that the Partnership holds as a trade secret, the documentation relating to such Confidential Information that the Partnership holds as a trade secret is current, accurate, and sufficient in detail and content to identify and explain it to an individual having appropriate education and experience and to allow an individual having appropriate education and experience to use it in full and properly without reliance on the knowledge or memory of any other individual.

                           (ii)     The Partnership has used reasonable efforts
to maintain as a trade secret, the Confidential Information held by the Partnership as a trade secret.

                           (iii)    The Partnership is the owner of all right,
title and interest in and to the Confidential Information that the Partnership holds as a trade secret, or, in the case of licensed Confidential Information that the Partnership holds as a trade secret, has licensed such Confidential Information that the Partnership holds as a trade secret, free and clear of any Encumbrances. With respect to Confidential Information that the Partnership holds as a trade secret owned entirely by the Partnership, the Partnership has the right to bring actions for infringement, misappropriation or other violation thereof. Except as set forth in Schedule 4.14(f)(iii), the Confidential Information that the Partnership holds as a trade secret is not part of the public domain, and, has not been used, divulged, or appropriated by the Partnership or, to the Knowledge of the Partnership, by any third party to the detriment of the Business. The Partnership is not currently engaged in any dispute or disagreement with respect to any Confidential Information that the Partnership holds as a trade secret. To the Knowledge of the Partnership, there are not any threatened disputes or disagreements regarding such trade secrets. Trade Secrets, including the right to bring actions for infringement, misappropriation or other violation thereof , and has an absolute right to use the Trade Secrets.

                           (iv)     Except as set forth in Schedule 4.14(f)(iv),
the Partnership has not been informed in writing that the use of Confidential Information that the Partnership holds as a trade secret infringes upon, misappropriates, dilutes with respect to trademarks only, or otherwise violates any confidential or proprietary information or intellectual property owned by any other Person. To the Knowledge of the Partnership, the Partnership has not received any unwritten notification that that the use of Confidential Information that the Partnership holds as a trade secret infringes upon, misappropriates, dilutes with respect to trademarks only, or otherwise violates any confidential or proprietary information or intellectual property owned by any other Person.

         4.15     Contracts.

                  (a) Schedule 4.15 lists all Contracts of the following types to which the Partnership is a party or by which it is bound (such Contracts are disclosed on Schedule 4.15 under a sub-heading corresponding to the subsection of this Section 4.15 to which such disclosure is applicable and such disclosure sets forth the names of the parties thereto, the date thereof, and the subject matter thereof, except for Minor Contracts and Contracts that relate to Unassumed Liabilities):

                           (i)      Contracts with any Associated Company of the
Partnership or with any officer, employee, partner or consultant of the Partnership;

                           (ii)     Contracts for the future purchase of, or
payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party;

                           (iii)    Contracts to sell or supply products or to
perform services;

                           (iv)     Contracts to lease to or to operate for any
other party any real or personal property;

                           (v)      Any license, franchise, distributorship,
sales agency or other similar arrangements;

                           (vi)     Any notes, debentures, bonds, conditional
sale Contracts, equipment trust Contracts, letter of credit agreements, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners or Associated Companies of the Partnership or any members of their immediate families), Contracts or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (vii)    Contracts for any capital expenditure or
leasehold improvements;

                           (viii)   Any Contracts under which an Encumbrance is
created; and

                           (ix)     Any other Contracts (other than Minor
Contracts and those described in any of clauses (i) through (viii) above) not made in the ordinary course of business.

                  (b) Except as described on Schedule 4.15, the Partnership has delivered to Safeguard complete and correct copies of all written Contracts, together with all amendments, supplements or modifications thereto, and accurate summary descriptions of all material terms of all oral Contracts (other than Minor Contracts), as set forth or required to be set forth on Schedule 4.15.

                  (c) The Contracts listed in Schedule 4.15, those Contracts referred to in Section 4.15(b) and the Minor Contracts excluded from
Schedule 4.15 or Section 4.15(b) based on the term or amount thereof are referred to herein as the "Partnership Contracts." The Partnership is not in Default under any Partnership Contracts (including any Contracts that are leases). The Partnership has not received any communication from, or given any communication to, any other party indicating that the Partnership or such other party, as the case may be, is in Default under any Partnership Contract. To the Knowledge of the Partnership, (i) none of the other parties to any such Partnership Contract is in Default thereunder and (ii) each such Partnership Contract is enforceable against any other parties thereto in accordance with terms thereof. There are no renegotiations of any amounts paid or payable to the Partnership under current Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and, to the Partnership's Knowledge, no such Person has made any demand for such negotiation.

         4.16     Employees/Independent Contractors. Except as set forth on
Schedule 4.16, the Partnership is not (a) a party to, involved in or, to the Partnership's Knowledge, threatened by, any labor dispute or unfair labor practice charge, (b) currently negotiating any collective bargaining agreement, or (c) currently a party to any collective bargaining agreement. The Partnership has furnished Safeguard with a complete and correct list as of October 8, 2004 of the names, job titles, 2003 year end bonuses, 2003 special bonuses, 2004 annual rates, year-to-date base pay, year-to-date overtime, supplemental saving plan employer match amounts, 401(k) employer match amounts, long-term incentive plan awards, year-to-date commissions paid, imputed income related to the provisions of company leased automobiles, tuition reimbursements paid and gym reimbursements paid of all current employees (including officers) of the Partnership engaged in performing services for the Partnership (the "Employee Compensation List"). The Employee Compensation List is true, complete and correct as of the date hereof and the Employee Compensation List, as updated pursuant to Section 6.4, shall be true, complete and correct as of the Partnership's most recent regular pay-roll date prior to the Closing Date. The Partnership has furnished Safeguard with a complete and correct list of the names of any Persons (other than as contemplated by Section 4.26) who will have a right to receive any cash consideration or other economic benefit as a result of the consummation of any of the Transactions and the nature and amount of such consideration or benefit. With regard to the recipients of retention bonuses disclosed on such list, except for the amounts payable and the calculation of such amounts, their respective retention agreements are substantially similar to the form of agreement annexed to Schedule 4.16. Schedule 4.16 contains a complete and correct list of all independent contractors (other than independent directors who are compensated in their capacity as such) engaged in performing services for the Partnership whose cash compensation for 2004 is expected to be at least $600. The Partnership has not violated the WARN Act or any New Jersey state Law relating to plant closings or mass layoffs. During the 90 days prior to the date hereof, the Partnership has not terminated any employees.

         4.17 Governmental Permits. Schedule 4.17 sets forth a complete list of all material Governmental Permits currently used in the operation of the Business or otherwise applied for or held by the Partnership. Except as otherwise noted on Schedule 4.17, the Partnership owns, possesses or lawfully uses in the operation of its Business all material Governmental Permits which are necessary (a) to conduct the Business as now conducted or (b) to the ownership of the Purchased Assets, free and clear of all Encumbrances. The Partnership is not in Default, nor has it received any written notice of, nor is the Partnership aware of, any claim of Default, with respect to any such material Governmental Permit. Except as set forth on Schedule 4.17, no present or former partner, officer or employee of the Partnership, any Associated Companies of any of them, or any other Person owns or has any proprietary, financial or other interest (direct or indirect) in any material Governmental Permit which the Partnership owns, possesses, uses or holds for use.

         4.18 Compliance with Law and Court Orders. The Partnership has complied in all material respects with all applicable Laws (except as otherwise stated in Section 4.32 and other than Laws pertaining to environmental matters which are addressed exclusively by Section 4.24) and with all Court Orders listed on Schedule 4.18, which, to the Knowledge of the Partnership, are all of the Court Orders to which the Partnership is a party or to which it or the Purchased Assets are subject. The Partnership has made, or will make, all applicable filings or notifications required to be made by it under any Laws applicable to the Partnership, the Business or the Purchased Assets. Neither the Partnership nor to the Knowledge of the Partnership, any officer, employee or agent of the Partnership (a) has used any corporate funds of the Partnership to make any payment to any officer or employee of any government, or to any political party or official thereof, where such payment either (i) was, at the time, unlawful under Laws applicable thereto; or (ii) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended; or (b) has made or received an illegal payment, remuneration, direct or indirect, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business. The Partnership has not received any written, or, to the Partnership's

Knowledge, other notices or other communication, from any Governmental Body regarding any actual, alleged, threatened, possible, or potential material violation of, or failure to comply in all material respects with, any Law.

         4.19 Claims. Except as disclosed in Schedule 4.19: (a) there is no Litigation pending or, to the Knowledge of the Partnership, threatened against the Partnership, the Business or the Purchased Assets; and (b) there is no dispute or disagreement pending or threatened in writing between the Partnership and any of its customers, suppliers, employees or consultants , and (c) there is no Legal Proceeding that has been commenced by the Partnership that could reasonably be expected to adversely affect the Business, or any of the Assets of the Partnership.

         4.20 Insurance. Schedule 4.20 lists all insurance coverage purchased by the Partnership or its Associated Companies currently in effect to which the Partnership is a party, a named insured or otherwise the beneficiary of insurance coverage ("Partnership Insurance"). Copies of policies or binders evidencing the Partnership Insurance, to the extent available, have been made available for review by Safeguard. All Partnership Insurance is in full force and effect, and the Partnership is not in Default thereunder. Except as described in Schedule 4.20, no written notice of cancellation that has not been rescinded has been received by the Partnership with respect to the Partnership Insurance. Prior to the date hereof, the Partnership has delivered to Safeguard a list of all insurance claims (other than any individual claims of less than $5,000 that do not exceed $30,000 in the aggregate) made by the Partnership during the past five years (the "Insurance Claims List"). The Insurance Claims List is true, complete and correct. Except as set forth on Schedule 4.20, there are no claims (other than any individual claims of less than $5,000 that do not exceed $30,000 in the aggregate) made by the Partnership currently outstanding under any of the Partnership Insurance.

         4.21 Non-Real Estate Leases. Schedule 4.21 lists all Purchased Assets used in the Business (other than Real Property) that are possessed by the Partnership under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers. Schedule 4.21 also lists the leases under which such Assets listed in Schedule 4.21 are possessed. All of such leases are referred to herein as the "Non-Real Estate Leases." All Purchased Assets under a Non-Real Estate Lease are in good condition, ordinary wear and tear excepted, and are sufficient for the current and currently contemplated operations of the Business. The Partnership is not in Default under any Non-Real Estate Lease.

         4.22     Employee Benefit Plans.

                  (a) Attached hereto as Schedule 4.22 is a list of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multiemployer plans and all multiple employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40) respectively of ERISA), which are currently maintained and sponsored by the Partnership, or to which the Partnership currently contributes, or currently existing Plans under which the Partnership will have an obligation to contribute in the future, or under which compensation or benefits are otherwise provided to employees of the Partnership, including, any such plan or arrangement created by any agreements, including any employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation arrangements (collectively, the "Plans", and individually a "Plan"). The Partnership has provided to Safeguard a correct and complete copy of each such Plan document, policy or certificate of coverage, any summary plan description supplied for such Plan and a description of any Plan not contained in a written document.

                  (b) The Purchased Assets will not be subject to any Encumbrance (including any statutory Encumbrance) to secure payment of any Liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty or otherwise with respect to any such Plan.

         4.23 Absence of Certain Changes. Except as contemplated by this Agreement or any of the other Transaction Documents or as set forth on Schedule 4.23, since the Current Balance Sheet Date, the Partnership has conducted the Business in the ordinary course, and there has not been with respect to the
Business:

                  (a) any change, act or omission that has had or could reasonably be expected to have a Material Adverse Effect;

                  (b) any distribution or payment declared or made in respect of its Partnership Interests;

                  (c) any increase in the compensation payable or to become payable to any partner, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business consistent with past practices, nor any other change in any employment or consulting arrangements;

                  (d) any entry into or amendment of any employment retention, severance, change in control or similar Contract with any Person;

                  (e)      any establishment or amendment of any Plan;

                  (f) any sale, assignment or transfer of Purchased Assets, or any additions to or transactions involving any Purchased Assets, other than those made in the ordinary course of business consistent with past practices;

                  (g) any mortgage, pledge, or other imposition of any Encumbrance (other than Permitted Encumbrances), of or on any Purchased Asset;

                  (h) any waiver or release of any claim or right or cancellation of any debt held, other than in the ordinary course of business;

                  (i) any lapse, or agreement to allow the lapse, of any right with respect to any of the Confidential Information;

                  (j) any payments to any Associated Company of the Partnership, other than wages and reimbursements in the ordinary course of business and consistent with past practices and except as specified in Schedule 4.23; or

                  (k) any entry into or termination of any Contract outside the ordinary course of business.

         4.24 Environmental Matters. In addition to the representations and warranties in Section 4.18, hereof and not in limitation thereof, and except as disclosed on Schedule 4.24 hereto, (a) no releases of Hazardous Materials have occurred at or from any property during the period it was owned or leased by the Partnership or, to the Knowledge of the Partnership at any other time, (b) there are no past, pending, or, to the Knowledge of the Partnership, threatened Environmental Claims against the Partnership, (c) there are no underground storage tanks owned by the Partnership, or located at any facility owned or operated by the Partnership, (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property now owned, operated, leased or otherwise used by the Partnership, or to give rise to any material legal Liability under the Environmental Laws pertaining to any property now or, to the Knowledge of the Partnership, at any other time owned, operated, leased or otherwise used by the Partnership, (e) none of the Partnership nor its Associated Companies has received a request under any of the Environmental Laws for information relating to any of the property now or at any time owned, operated, leased or otherwise used by the Partnership, (f) there are no unsatisfied financial assurance or closure requirements under the Environmental Laws pertaining to any property on account of the Partnership's use or ownership of such property, (g) any contaminant levels resulting from any releases of Hazardous Materials at or from the properties now or, to the Knowledge of the Partnership, at any other time owned, operated, leased or otherwise used by the Partnership meet applicable remediation standards under applicable Environmental Law, (h) to the Partnership's Knowledge none of the properties owned, operated, leased or otherwise used by the Partnership are now or have in the past been listed on the National Priorities List of sites under the Comprehensive Environmental Response, Compensation and Liability Act, as amended (42 U.S.C. Section 9601 et seq.) ("CERCLA"), the CERCLA Information System, or any comparable state or local environmental database, (i) to the Knowledge of the Partnership there is no asbestos-containing material, lead-based paint or equipment containing polychlorinated biphenyls located at any of the facilities or properties now used by the Partnership, (j) the Partnership has not provided information to any governmental authority of any actual, threatened or suspected releases of Hazardous Materials or any violation of any Environmental Permit or Environmental Law and (k) there is no Liability with respect to the cleanup or investigation at any facility or property resulting from the disposal or treatment (with a transporter or otherwise) of Hazardous Materials by the Partnership or, with respect to any Hazardous Materials generated by the Partnership, by any other party. As used in this Agreement:

                           (i)      "Environmental Claims" means any and all
administrative or judicial actions, suits, orders, claims, liens, notices, investigations, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by a Governmental Body or third party for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility or property owned or operated by the Partnership or any facility or property at which the Partnership disposed or arranged for the disposal or treatment (with a transporter or otherwise) of Hazardous Materials, including the Partnership employees seeking damages for exposure to Hazardous Materials;

                           (ii)     "Environmental Laws" means all federal,
state and local Laws related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of Hazardous Materials, and any common Law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to Hazardous Materials;

                           (iii)    "Environmental Permit" means all permits,
licenses, approvals, authorizations or consents required by any Governmental Body under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Body under any applicable Environmental Law; and

                           (iv)     "Hazardous Material" means any hazardous,
toxic or radioactive substance, material or waste which is regulated as of the Closing Date by any state or local Governmental Body or the US, including any material or substance that is: (A) defined as a "hazardous substance," "regulated substance" or "hazardous waste" under applicable state law, (B) petroleum, petroleum products or wastes, (C) asbestos, (D) designated as a "hazardous substance" pursuant to section 311 of the

Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq. (33 U.S.C. Section 1321), (E) defined as a "hazardous waste" pursuant to section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
Section 6901 et seq. (42 U.S.C. Section 6903), (F) defined as a "hazardous substance" pursuant to section 101 of the CERCLA, (G) defined as a "regulated substance" pursuant to section 9001 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6991) or (H) otherwise regulated under the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq., the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C.
Section 1801 et seq., or the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. Section 136 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. Section 11001 et seq., the Safe Drinking Water Act, as amended, 42 U.S.C. Section 300(f) et seq., and the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq.

         4.25 Additional Information. Schedule 4.25 contains, to the extent not described in some other Schedule hereto, or in the case of subsections (a) and (b) hereof to the extent not made available, accurate lists and summary descriptions of the following:

                  (a)      the names of all present officers of the Partnership;

                  (b) the names and addresses of every bank and other financial institution in which the Partnership maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

                  (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Partnership;

                  (d) the names of all Persons holding powers of attorney from the Partnership and a summary statement of the terms thereof; and

                  (e) all names under which the Partnership has conducted any Business or which it has otherwise used since its formation.

         4.26 Broker's or Finder's Fee. Except for Burrill & Company, as to which the Partnership shall have sole responsibility, no agent, broker, Person or firm acting on behalf of the Partnership or its Associated Companies is, or will be, entitled to any commission or broker's or finder's fees from the Partnership or from any of its Associated Companies in connection with this Agreement or any of the Transactions.

         4.27     Relationship With Customers.

                  (a) The Partnership has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of the customers and suppliers of the Business. Schedule 4.27 specifies for each of the years ending December 31, 2002 and 2003 the names of the respective customers that were, in the aggregate, the 10 largest customers in terms of dollar value of products or services, or both, sold by the Business. Except as specified on
Schedule 4.27, none of such customers has given the Partnership notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Partnership. Schedule 4.27 also specifies for each of the years ending December 31, 2002 and 2003 the names of the respective suppliers that were, in the aggregate, the 20 largest suppliers in terms of dollar value of products or services, or both, used by the Partnership. None of such suppliers has given the Partnership notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Partnership.

                  (b) As of the date of this Agreement, neither Purdue nor, to the Knowledge of the Partnership, any of its Associated Companies have any present intention to purchase or obtain Competitive Business Services under current Good Manufacturing Practices or current Good Laboratory Practices within the United States from any Person other than those services that are currently being provided by the Partnership.

                  (c) As of the date of this Agreement, neither Purdue nor, to the Knowledge of the Partnership, any of its Associated Companies are presently in the process of evaluating any Person for the purpose of obtaining Competitive Business Services under current Good Manufacturing Practices or current Good Laboratory Practices within the United States from such Person.

         4.28 Certain Personal Property. Schedule 4.28 is a complete schedule of all fixed assets, describing all items of tangible personal property that were included in the Current Balance Sheet. Except as specified in Schedule 4.28, since the Current Balance Sheet Date, the Partnership has not acquired any items of tangible personal property. Except for those items subject to the Non-Real Estate Leases and the Customer Equipment, no Person other than the Partnership owns any vehicles, equipment or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business. The Purchased Assets that are personalty are suitable for the purposes for which such Assets are currently used or are held for use, and are in good working condition, subject to normal wear and tear.

         4.29 Subsidiaries. The Partnership does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

         4.30 Previous Sales; Warranties. The Partnership has not breached any express or implied warranties in connection with the sale or distribution of goods or the performance of services.

         4.31 Solvency. The following representations are based on the assumption that, solely for the purpose of the following representations, all intercompany indebtedness owed by the Partnership is equivalent to equity. The Partnership is not now insolvent and will not be rendered insolvent by any of the Transactions. As used in this Section, "insolvent" means that the sum of the debts and other probable Liabilities of the Partnership exceeds the present fair saleable value of the Partnership's assets. Immediately after giving effect to the consummation of the Transactions: (a) the Partnership will be able to pay its Liabilities as they become due in the usual course of its business; (b) the Partnership will not have unreasonably small capital with which to conduct its present or proposed business; (c) the Partnership will have assets (calculated at fair market value) that exceed its Liabilities; and (d) taking into account all pending and threatened litigation, final judgments against the Partnership in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Partnership will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Partnership. The cash available to the Partnership, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

         4.32 FDA. Except as otherwise indicated in the FDA Documents, the Partnership is in compliance in all material respects with all applicable requirements of the Federal Food, Drug, and Cosmetic Act ("FFDCA"), the Public Health Service Act ("PHSA"), and the regulations promulgated thereunder by the US Food and Drug Administration (the "FDA"), (collectively the "FDA Requirements"). Except as otherwise indicated on Schedule 4.32 or the FDA Documents, the Partnership has not received any written notice or, to the Knowledge of the Partnership, other communication from the FDA or any other Governmental Body alleging any material violation of the FDA Requirements. The

Partnership has provided or made available to Safeguard all documents and communications in its possession concerning communications from, and to, the FDA or any other Governmental Body, or prepared by the FDA or any other Governmental Body that bear in any material respect on compliance with the FDA Requirements or requirements of any other Governmental Body, including, any notice of inspection, inspection report, warning letter, deficiency letter, or similar communications (as listed on Schedule 4.32(A), the "FDA Documents"). The Partnership has filed with the FDA Drug Master Files ("DMFs") bearing DMF numbers 16941 and 17159, and maintains and keeps current such DMFs. The Partnership is not directly engaged in any testing involving human subjects or human specimens, and has not filed investigational new drug applications ("INDs") , new drug applications ("NDAs"), supplemental NDAs, biologics license applications ("BLAs") or submitted any other marketing application to the FDA; provided, however, Safeguard hereby acknowledges that third parties are engaged in such testing of products manufactured or otherwise handled at the Princeton Property and the Totowa Property, and the Partnership disclaims any and all representations and warranties regarding or relating to any such testings, any such products, and any such INDs, NDAs and BLAs, as applicable. Neither the Partnership, nor any officer, employee, or agent of the Partnership has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Body or failed to disclose a material fact required to be disclosed to the FDA or other Governmental Body. Neither the Partnership, nor, to the Knowledge of the Partnership, any officer or employee of the Partnership, has been or is subject to debarment, temporary denial of approval or suspension under 21 U.S.C. Sections 335a(a) or (b).

         4.33     Statements and Other Documents Not Misleading.

                  (a) Neither this Agreement, including all schedules and exhibits, nor any financial statement, document or other instrument specifically referred to herein or delivered pursuant hereto furnished by the Partnership to Safeguard pursuant hereto in connection with the Transactions contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.

                  (b) THE EXPRESS INTENTION OF THE PARTNERSHIP AND SAFEGUARD IS THAT SAFEGUARD SHALL PURCHASE THE PURCHASED ASSETS AND ASSUME THE ASSUMED LIABILITIES FROM THE PARTNERSHIP WITHOUT ANY REPRESENTATIONS, WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, FROM OR OF THE PARTNERSHIP OR THE ASSOCIATED COMPANIES OTHER THAN OTHERWISE SET FORTH HEREIN. SAFEGUARD HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS, WARRANTIES, AND COVENANTS, WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY THE PARTNERSHIP OR THE ASSOCIATED COMPANIES, OTHER THAN AS SET FORTH HEREIN.

5. Representations and Warranties of Safeguard. (i) Parent hereby represents and warrants to the Partnership and Purdue as follows solely with respect to Sections 5.1(b), 5.2(b) and 5.3(b), and (ii) Safeguard hereby represents and warrants to the Partnership and Purdue as follows (except as to Sections 5.1(b), 5.2(b) and 5.3(b)):

         5.1      Organization and Standing.

                  (a) Safeguard is a corporation duly organized and presently subsisting under the laws of the State of Delaware, having all requisite corporate power and authority to perform its obligations under this Agreement.

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

                  (b) Parent is a corporation duly organized and presently subsisting under the laws of the Commonwealth of Pennsylvania, having all requisite corporate power and authority to perform its obligations under this Agreement.

         5.2      Authority and Binding Effect.

                  (a) Safeguard has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Safeguard has been duly authorized by all necessary corporation action. Assuming due authorization, execution and delivery by the Partnership, this Agreement constitutes the legal, valid and binding obligation of Safeguard, enforceable against it in accordance with its terms.

                  (b) Parent has full power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent has been duly authorized by all necessary corporation action. Assuming due authorization, execution and delivery by the Partnership and Purdue, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

         5.3      Validity of Contemplated Transactions.

                  (a) Neither the execution and delivery by Safeguard of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed under the Transaction Documents, require any notice, filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise or give any Person the right to challenge any of the Transactions under (a) any Law or Court Order which is applicable to Safeguard, (b) any Contract, Governmental Permit or other document to which Safeguard is a party or by which the properties or other assets of Safeguard may be bound or (c) the Charter Documents of Safeguard.

                  (b) Neither the execution and delivery by Parent of any of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed under the Transaction Documents, require any notice, filing, consent, renegotiation or approval, constitute a Default, cause any payment obligation to arise or give any Person the right to challenge any of the Transactions under (a) any Law or Court Order which is applicable to Parent, (b) any Contract, Governmental Permit or other document to which Parent is a party or by which the properties or other assets of Parent may be bound or (c) the Charter Documents of Parent.

         5.4 Broker's or Finder's Fee. Except for Medical Growth Partners, Inc. and LaMont & Associates, LLC, as to which Safeguard shall have sole responsibility, no agent, broker, Person or firm acting on behalf of Safeguard is, or will be, entitled to any commission or broker's or finder's fees from any of the Parties or from any of their Affiliates (in the case of Safeguard) or Associated Companies (in the case of the Partnership) in connection with this Agreement or any of the Transactions.

         5.5 Availability of Funds. Safeguard has, or will have, cash or credit facilities available that are sufficient to enable it to make payment of the Purchase Price without the necessity of third-party financing.

         5.6 Claims. There is no Litigation pending or, to the knowledge of Safeguard, threatened against Safeguard that challenges the legality, validity or enforceability of this Agreement, the other Transaction Documents or the Transactions or that materially would adversely affect the ability of Safeguard to complete the Transactions.

6.       Pre-Closing Covenants.

         6.1 Access. From the date of this Agreement to the Closing Date, the Partnership shall give Safeguard and its counsel, accountants and other representatives access during normal business hours to the premises of the Business, personnel, counsel, accounts and other representatives of the Partnership and furnish to Safeguard and such representatives all such additional documents and information with respect to the Business as Safeguard may from time to time reasonably request, subject to applicable confidentiality requirements. To the extent practicable, Safeguard shall give one Business Day's notice of any visit. Any visit shall be conducted in a manner so as to minimize disruptions to the operations of the Partnership. The Partnership agrees that no investigation by Safeguard or its representatives shall affect or limit the scope of the representations and warranties of the Partnership herein or limit the liability of the Partnership for any breach of such representations and warranties.

         6.2      No Solicitation, Etc. Prior to the Closing:

                  (a) Neither the Partnership nor Purdue shall directly or indirectly make, solicit, initiate, consider, discuss, respond to or encourage submission of proposals or offers from any Persons (i) relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the Assets of, or any equity interest in, the Partnership or any other similar transaction or business combination, or
(ii) relating to a transaction that would conflict with or impede the Transactions in any material respect. The Partnership and Purdue shall cease immediately and cause to be terminated all Contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify Safeguard of each such termination. The Partnership and Purdue shall be liable for any breach of this
Section 6.2 by any of the Associated Companies of the Partnership and each of their directors, partners, officers, employees, financial advisors, counsel and any Person retained or engaged by the Partnership to assist in the analysis, the arranging or negotiation of the Transactions (collectively, the "Representatives") and the Partnership and Purdue agree, at their sole expense, to take all reasonable measures (including court proceedings) to restrain the Representatives from prohibited acts or conduct under this Section 6.2; and

                  (b) Neither the Partnership nor Purdue shall participate, directly or indirectly, in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other Person to do or seek any of the activities referred to in Section 6.2(a) hereof. Should the Partnership or Purdue receive any proposal, inquiry or contact about the sale of the Partnership or the Business or any of the other activities referred to in
Section 6.2(a) hereof, such Partnership or Purdue shall by the close of the next Business Day give written notice thereof to Safeguard and also shall promptly provide Safeguard with such information regarding such proposal, inquiry or contact as Safeguard may request.

         6.3 Operation of the Business. Except as set forth on Schedule 6.3 or as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date the Partnership acknowledges that:

                  (a) the Partnership shall conduct the Business only in the ordinary course and shall continue to collect all Accounts Receivable in a manner consistent with past practices and industry norms;

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

                  (b) the Partnership shall maintain and service the Purchased Assets consistent with past practice and preserve intact the Business as it is currently organized;

                  (c) the Partnership shall, at its own expense, maintain all insurance covering the Business, employees and Purchased Assets in full force and effect until 12:01 A.M. on the first day following the Closing Date with responsible companies, comparable in amount, scope and coverage to that in effect on August 4, 2004 to the extent such insurance can be purchased on substantially comparable terms to those policies in effect on such date;

                  (d) the Partnership will use its commercially reasonable efforts (it being understood that such efforts shall include payments in the nature of processing fees (including legal review), administrative and other costs and expenses that are reasonable in amount but shall not require the Partnership to make any payment or offer or grant any financial accommodation or other benefit or release any claim or right) to obtain in writing as promptly as possible all Partnership Required Consents (except as set forth on Schedule 6.3(d)) and all of the Closing Consents, which consents shall (i) be substantially in the form set forth on Exhibit G attached hereto, and (ii) not be subject to the satisfaction of any condition that has not been satisfied or waived;

                  (e) the Partnership shall not: (i) incur any Liability which would be an Assumed Liability other than in the ordinary course of business, including incurring a prepayment under any Contract of greater than $200,000 or 30% of the total revenue payable under any such Contract; (ii) enter into, amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to any Contract or incur any Liability outside the ordinary course of business, including leasing or committing any excess space at the Princeton Property to any Person; (iii) Default under, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a Default under any term or provision of any Contract; or (iv) create any Encumbrance (other than Permitted Encumbrances) on any of the Purchased Assets;

                  (f) the Partnership shall comply in all material respects with all applicable Laws;

                  (g) the Partnership shall not (i) declare, set aside or pay any dividend or make any other distribution in respect of its equity interests or directly or indirectly redeem, retire, purchase or otherwise reacquire any of its equity interests; (ii) sell, rent, lease or otherwise dispose of any of its Assets, except in the ordinary course of business; or
(iii) make any payment or distribution to, or enter into any transaction with, any Associated Company other than (A) in connection with the Financing Agreements, (B) in the ordinary course and on terms at least as favorable to the Partnership as would be obtained in an arms' length transaction with a third party, or (C) as contemplated by Section 6.3(h)(i);

                  (h) except in the ordinary course of business consistent with past practice, the Partnership shall not (i) incur any indebtedness for money borrowed (other than advances from Associated Companies which constitute Unassumed Liabilities), (ii) make any capital expenditures or commitments for capital expenditures, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) enter into any employment contract, increase the rate of compensation payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation payable or to become payable to hourly employees or salaried employees that had not been previously scheduled, (v) accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation, except pursuant to Plans or as disclosed in the Schedules hereto or (vi) make any advances to its employees; and

                  (i) the Partnership shall not, without the prior consent of Safeguard, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.23 is likely to occur.

         6.4 Update of Schedules. Prior to the Closing, the Partnership shall, after obtaining Knowledge thereof, as promptly as practicable disclose to Safeguard in writing any information set forth in the Schedules hereto which has become inaccurate and any information of the nature of that set forth in the Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had existed on the date hereof. Such disclosure shall not limit or affect any of Safeguard's rights hereunder for or with respect to any misrepresentation or breach of warranty by the Partnership or the Partnership's failure to fulfill any covenant, agreement or condition contained in this Agreement. At or prior to the Closing, the Partnership shall (i) update the Insurance Claims List to reflect any insurance claims made by the Partnership prior to the Closing and since the last such claim identified on the Insurance Claims List originally delivered in accordance with Section 4.20, and (ii) update as of the Partnership's most recent regular payroll date prior to the Closing Date the Employee Compensation List to reflect changes, if any, to the compensation and benefits reflected on the Employee Compensation List originally delivered in accordance with Section 4.16.

         6.5 Employees and Business Relations. From the date hereof and up to and including the Closing Date, (i) the Partnership shall use its commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of the Partnership, and (ii) the Partnership and Purdue shall use their commercially reasonable efforts to maintain the relations and goodwill with the suppliers, customers, distributors of the Partnership and any others having a business relation with the Partnership. Safeguard shall make an offer of employment to those individuals listed on Schedule 6.5 (the "Key Employees") and to no less than all but five of the other active employees of the Partnership (together with the Employees, the "Offeree Employees"). Any employee who does not receive such an offer of employment is referred to herein as a "Non-Offeree Employee." For purposes hereof, an employee shall be considered "active" if such employee is in good standing on the Closing Date, including any such employee who is on an authorized leave, medical or other, on the Closing Date. Safeguard shall provide the Partnership with a list of those employees of the Partnership whom Safeguard will not be extending offers of employment no more than 10 Business Days following the date hereof. Each offer of employment to an Offeree Employee shall include a total compensation package that, in the aggregate, is substantially comparable to that provided to such employee by the Partnership (a "Qualified Offer"). Notwithstanding the foregoing, Safeguard shall not be required to offer participation to any employee of the Partnership in a pension plan as part of any Qualified Offer. Each Qualified Offer shall comply with all applicable Laws, including all employment Laws dealing with discrimination. In the event an Offeree Employee accepts the offer of employment (each a "Transferred Employee"), employment shall be effective as of the Closing Date. The Parties shall use their reasonable efforts to cause the execution and delivery of employment agreements between Safeguard and each of the Key Employees to be effective as of the Closing Date. In addition, to the extent requested by Safeguard, the Partnership shall introduce Safeguard to the customers and suppliers of the Partnership and recommend that they continue doing business with Safeguard after the Closing.

         6.6      Confidentiality.

                  (a) If the Transactions are not consummated, each Party shall treat all information obtained in its investigation of another Party or any Affiliate of Safeguard or Parent or any Associated Company of the Partnership or Purdue, as confidential in accordance with the terms of Confidentiality Agreements.

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

                  (b) Safeguard agrees that it will not file the Schedules to this Agreement with the U.S. Securities and Exchange Commission (the "SEC") pursuant to Item 601(b)(2) of Regulation S-K; provided, that, if the SEC requests a copy of any Schedule so omitted, Safeguard shall furnish such requested Schedule to the SEC supplementally, with a request that the SEC return the Schedules pursuant to Rule 418(b) of the Securities Act or Rule 12b-4 of the Exchange Act; provided, further, that if after reviewing any Schedule furnished pursuant to the preceding proviso, the SEC determines that Safeguard is required to file such Schedule, then Safeguard shall file such Schedule or otherwise comply with any request of the SEC. If Safeguard determines, in its sole discretion, that it must file any of the Exhibits to this Agreement with the SEC or any other Governmental Body or securities exchange pursuant to applicable Law, then Safeguard agrees to consult with the Partnership and any of its Associated Companies to determine if any of the information contained in such Exhibits is appropriate for confidential treatment. If Safeguard, in its sole discretion, determines after such consultation that any information in such Exhibits is appropriate for confidential treatment, Safeguard shall redact such information from the version of the Exhibit that is filed with the SEC and shall submit a confidential treatment request relating to such information. Notwithstanding the foregoing, nothing contained in this Agreement shall in any way affect the right of Safeguard to take, or refrain from taking, any actions that Safeguard, in its sole discretion, determines are necessary or advisable to in order to comply with (i) all applicable Laws or (ii) any request from the SEC or any other Governmental Body or securities exchange.

         6.7 Related Parties. Each Party shall use its commercially reasonable efforts to cause any other controlled Affiliate, in the case of Safeguard and Parent, or Associated Company, in the case of the Partnership and Purdue, to take or refrain from taking any action that may be necessary to carry out the Transactions.

         6.8 Transfer of Purchased Assets and Business. Subject to the satisfaction of or waiver by the applicable Party of the conditions set forth in
Section 8 or Section 9, as applicable, on and prior to the Closing Date, the Partnership shall take such reasonable steps as may be necessary or appropriate, in the judgment of Safeguard, such that at and after the Closing Safeguard shall be placed in actual possession and control of all of the Purchased Assets and the Business. In furtherance thereof, the Partnership shall execute and deliver such additional instruments of conveyance and transfer as Safeguard may reasonably require, in the judgment of Safeguard, in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

         6.9 Fulfillment of Closing Conditions. (a) At and prior to the Closing, each Party shall use commercially reasonable efforts to fulfill, and to cause each other to fulfill, as soon as practicable before the Termination Date the conditions specified in Section 8 and Section 9 to the extent that the fulfillment of such conditions is within its control. In connection with the foregoing, each Party will (i) refrain from any actions that would cause any of its representations and warranties to be inaccurate as of the Closing, and take any reasonable actions within its control that would be necessary to prevent its representations and warranties from being inaccurate as of the Closing, (ii) execute and deliver the applicable agreements and other documents referred to in
Section 8 and Section 9, (iii) comply with all applicable Laws in connection with its execution, delivery and performance of this Agreement, the other Transaction Documents to which it is a party and the Transactions, (iv) use commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals required under any Laws, Contracts or otherwise, including the Closing Consents and the Partnership Required Consents in the case of the Partnership, and (v) use commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions.

         6.10     Change of Name.

                  (a) On the Closing Date, each of the Partnership and the General Partner shall file the necessary documentation in its jurisdiction of formation and any jurisdiction where it is registered to do business to change its name to a name that is dissimilar to its current name and which shall not contain the word "Laureate."

                  (b) From and after the Closing Date, neither the Partnership nor the General Partner shall do business under the name "Laureate Pharma L.P." or "Laureate Pharma Inc.," as applicable, or any name similar thereto in any jurisdiction (it being understood that nothing contained herein shall restrict the use of the word "Pharma" alone or in conjunction with other words (other than "Laureate")) and the Partnership and the General Partner shall execute any documentation necessary for Safeguard or any of its Affiliates to use the name "Laureate Pharma Inc." or any name similar thereto.

         6.11 Employee Advances. On or prior to the Closing Date, the Partnership shall collect all amounts outstanding in connection with the employee advances listed on Schedule 6.11.

         6.12 Euro-Celtique Assignment. Prior to the Closing Date, the Partnership shall deliver instruments duly executed by Euro-Celtique S.A. and the applicable Confidentiality Beneficiaries, pursuant to which Euro-Celtique and the applicable Confidentiality Beneficiary assign to the Partnership any interest Euro-Celtique and such applicable Confidentiality Beneficiary have in
(i) each Euro-Celtique Agreement with any current or past employee of the Partnership to the extent related to employment by or with the Partnership, (ii) each Euro-Celtique Agreement with any independent contractor of the Partnership with respect to the work done by such independent contractor for the Partnership to the extent related to such work, (iii) any intellectual property assigned by a past or current employee of the Partnership to either a Confidentiality Beneficiary or Euro-Celtique under such Euro-Celtique Agreement including all improvements, ideas, inventions, and discoveries (whether or not patentable) and all written materials describing such improvements, ideas, inventions and discoveries, in each case, to the extent related to employment by or with the Partnership and (iv) any intellectual property assigned by any independent contractor of the Partnership, with respect to work done by such independent contractor for the Partnership to the extent related to such work, to either a Confidentiality Beneficiary or Euro-Celtique under such Euro-Celtique Agreement including all improvements, ideas, inventions, and discoveries (whether or not patentable) and all written materials describing such improvements, ideas, inventions and discoveries. The Partnership and Purdue will and will cause any other Confidentiality Beneficiary to take any actions reasonably requested by Safeguard to enforce against any applicable past or present employee of the Partnership or independent contractor the terms of the applicable Euro-Celtique Agreement.

         6.13     Transfer of Leased Automobiles. Each employee listed on
Schedule 6.13 shall be given the opportunity to purchase the vehicle set forth opposite his or her name on such Schedule, and Safeguard shall have the right to purchase the van described on Schedule 6.13, in each case for the purchase price established for the respective vehicle on Schedule 6.13. The failure to accept this offer in writing not less than five Business Days after the Closing Date shall be deemed to constitute a rejection by the applicable employee of this offer. If this offer is rejected as to any vehicle, the applicable employee, or Safeguard in respect of the van, shall cause the applicable vehicle to be delivered on or prior to the fifth Business Day after the Closing to a site designated by the Partnership. The transfer of the title to any vehicle as to which this offer is accepted shall take place on or prior to the 14th day following the Closing. The Partnership shall cause all necessary documentation to effect any such transfer to be delivered to the transferee. Any taxes and registration fees shall be the sole responsibility of the transferee.

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

         6.14 Environmental. Prior to Closing, the Partnership shall obtain and provide to Safeguard either:(i) a letter from the New Jersey Department of Environmental Protection ("NJDEP") stating that the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et. seq. and the regulations promulgated thereunder (collectively "ISRA") are not applicable to the transaction contemplated by this Agreement; or (ii) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter (as defined by ISRA) (the Negative Declaration or No Further Action Letter, as the case may be, are hereinafter referred to collectively as the "ISRA Clearance") for the transaction contemplated by this Agreement. If the Partnership is unable to obtain a letter confirming the non-applicability of ISRA or an ISRA Clearance by the Closing for the transaction contemplated by this Agreement, then the Partnership shall apply for and, prior to Closing, enter into a Remediation Agreement (as defined by ISRA) with NJDEP or an amendment to an existing Remediation Agreement with NJDEP. In any such Remediation Agreement, the Partnership shall pay for and be identified as the sole party responsible for: (i) compliance with the Remediation Agreement after Closing; and (ii) obtaining ISRA Clearance after the Closing. In addition, the Partnership shall provide all necessary financial assurance required by NJDEP under any such Remediation Agreement.

         6.15 Further Assurances. Consistent with the terms and conditions hereof, each Party hereto shall use its best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other Party to fulfill the conditions precedent to the obligation of the other Party to consummate the purchase and sale of the Business, or as the other Party hereto may reasonably request in order to carry out this Agreement and the Transactions contemplated hereby, including if any Associated Company of the Partnership owns or otherwise possesses any right, title or interest of any type or nature whatsoever in any assets that are used in the operation of the Business, but excluding the Excluded Assets, the Partnership shall use its best efforts to cause such Associated Company to transfer such assets, free and clear of all Encumbrances, other than Permitted Encumbrances, to Safeguard on or prior to Closing at no cost to Safeguard, and such assets shall become Purchased Assets.

7.       Post-Closing Covenants.

         7.1      Confidential Information, Noncompetition and Nonsolicitation.

                  (a) During the period beginning on the Closing Date and ending on the second anniversary thereof (the "Non-Competition Period"), the Partnership, Purdue or any other Associated Company of the Partnership (each, a "Restricted Party") shall not, alone or in cooperation with any other Person, provide Competitive Business Services within the United States to any Person. However, this Section 7.1(a) shall not prevent, prohibit, or restrict in any manner, (i) any Associated Company from obtaining Competitive Business Services from any Person at any time provided such Competitive Business Services are solely for such Associated Company or (ii) any Associated Company from performing or obtaining Competitive Business Services related to a compound, composition, article, or method for which such Associated Company was or is a co-researcher or co-developer with any Person, provided that such Associated Company has an equity interest in or potential revenue from such compound, composition, article, method, co-research, or co-development consistent with similar co-research or co-development arrangements in the market. During the Non-Competition Period, no Restricted Party shall solicit, hire or retain any employee or consultant of the Business for the purposes of having any such employee or consultant terminate his or her employment or engagement with the Business, provided, however, that the foregoing shall not apply to individuals hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit a particular individual or a class of individuals that could only be satisfied by employees of the Business) or as a result of the use of advertisements and other general solicitation (such as a advertisement in newspapers, on the Restricted Party's website or internet job sites, or on radio or television) not specifically directed to employees of the Business. In addition, during the Non-Competition Period, each Restricted Party immediately shall inform any Person that inquires about the Business that the Business has been sold to Safeguard, and such Restricted Party shall promptly inform Safeguard of such inquiry. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or space, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 7.1 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

                  (b) No Restricted Party will, at any time, represent that it is continuing to carry on the Business.

                  (c) Each of the Partnership and Purdue recognizes and acknowledges that by reason of its involvement with the Business, it has had access to Confidential Information. Each of the Partnership and Purdue acknowledges that such Confidential Information is a valuable and unique asset and covenants that it will not disclose any such Confidential Information to any Person (including any Associated Company or any of their Representatives) for any reason whatsoever, unless such Confidential Information becomes publicly known without any act or omission of the Partnership or Purdue or is received by the Partnership or Purdue without restriction from a third party, rightfully having possession of and the right to disclose such Confidential Information, or such disclosure is required by applicable Law (including pursuant to subpoena or court order).

                  (d) The terms of this Section 7.1 shall apply to any Restricted Party that is not one of the Parties to the same extent as if it were a party hereto. The Partnership and Purdue shall be liable for any breach of this Section 7.1 by any of their Representatives and the Partnership and Purdue agree, at their sole expense, to take all reasonable measures (including court proceedings) to restrain the Representatives from prohibited acts or conduct under this Section 7.1.

                  (e) In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 7.1, Safeguard shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 7.1. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

         7.2 Satisfaction of Liabilities. After the Closing, the Partnership shall satisfy, in accordance with the terms thereof, any and all of its Liabilities that are not Assumed Liabilities; provided, however, the Partnership may dispute any Liability in good faith and is free to settle or compromise any Liability with the consent of the obligee of such Liability.

         7.3 Transition Period. For a period of 12 months after the Closing Date, the Partnership and its Associated Companies shall forward all mail, remittance, receipts or other mailings received by any of them relating to the Business other than the Excluded Assets and the Unassumed Liabilities.

         7.4      Employees.

                  (a) Safeguard shall be solely responsible for all Liabilities arising out of or related to the actual or constructive termination of employment of any Offeree Employee in connection with the consummation of the Transactions, unless such Offeree Employee declined a Qualified Offer from Safeguard. Notwithstanding the foregoing, the Partnership will be responsible for providing COBRA continuation coverage as required by Law to all Employees of the Partnership, and their eligible dependents covered under the health plans in which the Partnership participates. In order to receive such coverage, such individuals must properly elect to receive such coverage, and make prompt and timely payment of all premiums due in respect of such COBRA continuation coverage. The Partnership acknowledges that Safeguard will offer Transferred Employees and their eligible dependents coverage under a substantially comparable health plan on or about January 1, 2005. The Partnership shall be solely responsible for reasonable severance payments to Non-Offeree Employees in amounts determined by the Partnership in its discretion. Notwithstanding anything to the contrary set forth in this Agreement, Safeguard shall indemnify and hold the Partnership harmless from and against any claim made by any Non-Offeree Employee that the failure to make a Qualified Offer to such employee was due to the failure of Safeguard to comply with all applicable Laws, including all employment Laws dealing with discrimination. If the employment of any employee of the Partnership shall be terminated prior to the Closing for any reason, the Partnership shall be solely responsible for all Liabilities incurred in connection therewith.

                  (b) For purposes of the WARN Act and applicable state Law, (i) Transferred Employees hired by Safeguard shall become employees of Safeguard on the Closing Date and (ii) Safeguard shall assume all responsibility for any 60-day advance WARN Act notice with regard to any layoffs by Safeguard following the Closing.

                  (c) The Partnership shall make all distributions and payments required under the terms of the Plans and take all necessary and appropriate actions to maintain, distribute or rollover any benefits to which each Transferred Employee may be entitled under the Plans.

                  (d) On or prior to Closing, the Partnership shall pay an aggregate pro-rated discretionary bonus for the 2004 calendar year (or the applicable portion of the 2004 calendar year during which an employee worked for the Partnership if hired after January 1, 2004) in an aggregate amount equal to an amount between $800,000 and $900,000 (the "Bonus Pool") to all employees in good standing on the Closing Date who are employed by the Partnership as of the Closing Date (the "Good Standing Employees"). Within 5 Business Days of the Closing Date, the Partnership shall provide Safeguard with a summary report setting forth how the Bonus Pool was divided and distributed among the individual Good Standing Employees who are Transferred Employees.

                  (e) If Transferred Employees use sick or vacation days during the period commencing on the Closing Date and ending on December 31, 2004 that were accrued prior to the Closing (each a "Reimbursable Sick/Vacation Day"), the Partnership shall reimburse Safeguard following receipt of reasonably detailed invoicing for the cost of compensation ("Reimbursable Costs") provided to any such Transferred Employees in respect of such Reimbursable Sick/Vacation Days. Further, in accordance with the Partnership's policy, Safeguard shall pay-out to each non-exempt Transferred Employee all unused sick days by such non-exempt Transferred Employee as of December 31, 2004 (the "Non-Exempt Unused Sick Day Costs"). The Partnership shall reimburse Safeguard for the Non-Exempt Unused Sick Day Costs following receipt of reasonably detailed invoicing. Safeguard shall provide the Partnership with one invoice following December 31, 2004 relating to Reimbursable Costs and the Non-Exempt Unused Sick Day Costs. The Parties shall cooperate to resolve reasonably any questions or disagreements regarding the amount of Reimbursable Costs and the Non-Exempt Unused Sick Day Costs.

         7.5 Accounts Receivable. From and after the Closing, if any of the Partnership or any of its Associated Companies receive or collect any funds relating to any Accounts Receivable of the Business set forth on the Current Balance Sheet or the Closing Balance Sheet, the Partnership or its Associated Companies shall remit any such amounts to Safeguard within five (5) days of each day on which the Partnership or its Associated Companies receives such sum. Safeguard shall use its commercially reasonable efforts to collect the Accounts Receivable from and after the Closing Date. Any payments received by Safeguard from a given account debtor shall be applied first to the Accounts Receivable before being applied to receivables from the same account debtor arising after the Closing Date unless otherwise directed in writing by such account debtor (and the Partnership shall be provided with such documentation as it may reasonably request with respect to such application). To the extent that Safeguard compromises, settles, reduces, grants any rebate or otherwise takes any action to affect the collection of the full amount of any Accounts Receivable, the Partnership shall be given credit for the receipt of the full amount of such Accounts Receivable.

         7.6 Conduct of the Business following the Closing. Following the Closing, Safeguard shall be entitled to conduct the Business in such manner in its sole discretion as it may deem appropriate from time to time.

         7.7      Tax Matters.

                  (a) After the Closing Date, Safeguard and the Partnership shall (i) provide, or cause to be provided, to each other's respective subsidiaries, officers, partners, employees, representatives and Affiliates in the case of Safeguard, or Associated Companies, in the case of the Partnership, such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return or any audit which relates to the Business in respect of which Safeguard or the Partnership are responsible hereunder and (ii) retain, or cause to be retained, for so long as any such taxable years or audits shall remain open for adjustments, any records or information which may be relevant to any such Tax Returns or audits. The assistance provided for in this subsection (c) shall include each of Safeguard and the Partnership (x) making their agents and employees and the agents and employees of their respective Affiliates (in the case of Safeguard) and Associated Companies (in the case of the Partnership) available to each other on a mutually convenient basis to provide such assistance as might reasonably be expected to be of use in connection with any such Tax Returns or audits and (y) providing, or causing to be provided, such information as might reasonably be expected to be of use in connection with any such Tax Returns or audits, including records, returns, schedules, documents, work papers, opinions, letters or memoranda, or other relevant materials relating thereto.

                  (b) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Partnership and Purdue when due, and the Partnership and Purdue shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Safeguard shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                  (c) Seller and Buyer agree that in the case of property Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, (i) Seller shall be liable for and shall pay the portion of any such Taxes that is allocable to the portion of the period ending on the Closing Date, which shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period and (ii) Buyer shall be liable for and shall pay the remaining portion of such property or similar Taxes that is allocable to the portion of the period commencing after the Closing Date. To the extent that Seller has paid or caused to have been paid all or a portion of such Taxes payable by Buyer pursuant to the preceding sentence, Buyer shall reimburse Seller for such Taxes payable by Buyer pursuant to the preceding sentence, Buyer shall reimburse Seller for such amount at the Closing. To the extent that Buyer has paid or caused to have been paid all or a portion of such Taxes payable by Seller pursuant to this Section 7.7(c), Seller shall reimburse Buyer for such amount within seven (7) calendar days after the date on which Buyer notifies Seller that such Taxes have been paid by or on behalf of Buyer. For

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purposes of Section 2.4(b)(iii) with respect to Taxes imposed on a periodic basis which are payable for a period that includes, but does not end on, the Closing Date, such Taxes shall be allocated ratably on a daily basis.

                  (d) Following the Closing, Safeguard and the Partnership shall endeavor in good faith to agree on an allocation of the Purchase Price (together with the Assumed Liabilities) among the Purchased Assets in accordance with the rules of section 1060 of the Code and the regulations thereunder (the "Allocation"). If Safeguard and the Partnership disagree about any aspect of the Allocation after negotiating in good faith, then any disputed issues relating to the Allocation will be finally and conclusively determined by an independent accounting firm of recognized national standing (the "Allocation Arbiter") selected by Safeguard and the Partnership, which firm shall not be the regular accounting firm of either Safeguard or the Partnership. The Allocation Arbiter will determine (based solely on presentations by Safeguard and the Partnership and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting allocation of Purchase Price (together with the Assumed Liabilities), which report shall be conclusive and binding upon the parties. Safeguard and the Partnership shall not, subject to the requirements of any applicable tax law or election, file any Tax Returns and reports or take any positions before any Governmental Body inconsistent with the Allocation. Safeguard and the Partnership shall cooperate in the preparation and filing of IRS Form 8594 (as amended) and any required exhibits thereto with the IRS (and any comparable forms with the appropriate authorities) in a manner consistent with the Allocation.

         7.8 Notice of Closing. Following the Closing, each Party shall file or transmit, as applicable, such notices, letters, instruments and the like with or to the FDA relating to the Transactions as may required to comply with all applicable Laws, and in furtherance thereof, on the Closing Date:

                  (a)      Safeguard shall transmit to the FDA:

                           (i)      the notices relating to the Drug
Establishment Registrations for the Princeton Property and the Totowa Property in the forms set forth in Exhibits H(1) and H(2), respectively, for the purpose of informing the FDA, in compliance with 21 C.F.R. Sec. 207.26, of the change in ownership of the Princeton Property and the Totowa Property, respectively, resulting from the Transactions; and

                           (ii)     the letters of acceptance relating to the
transfers of the Drug Master Files for the Princeton Property and the Totowa Property in the forms set forth in Exhibits H(3) and H(4), respectively, for the purpose of informing the FDA, in compliance with Part VII.E. in the Guideline for Drug Master Files, as published by the FDA, of Safeguard's acceptance of the transfer of the Drug Master Files for the Princeton Property and the Totowa Property, respectively, resulting from the Transactions; and

                  (b) the Partnership shall transmit to the FDA the letters of transfer relating to the transfers of the Drug Master Files for the Princeton Property and the Totowa Property in the forms set forth in Exhibits H(5) and H(6), respectively, for the purpose of informing the FDA, in compliance with said Part VII.E. of said Guideline for Drug Master Files of the transfer of the Drug Master Files for the Princeton Property and the Totowa Property, respectively, resulting from the Transactions.

                  (c) Safeguard and the Partnership shall submit notification in writing of the transfer of the Drug Master File for the Princeton Property resulting from the Transactions to each entity authorized to reference the Drug Master File for the Princeton Property and of the transfer of the Drug Master File for the Totowa Property resulting from the Transactions to each entity authorized to reference the Drug Master File for the Totowa Property, such notification to be in the forms set forth in Exhibits

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

H(7) and H(8), respectively, in compliance with 21 C.F.R. Sec. 314.420(c), and Paragraph VII.A. of the Guideline for Drug Master Files as published by the FDA.

         7.9 Access. Purdue agrees that it will provide Safeguard's chief executive officer, or any other senior executive designated by the chief executive officer of Safeguard, access, not more often than once in any calendar quarter, during the period commencing on the Closing and ending on the third anniversary thereof, to the Vice President, Procurement of Purdue for the purpose of discussing with Safeguard pending and planned activities of Purdue and its Associated Companies that Purdue believes in its sole and absolute discretion might give rise to an opportunity for Safeguard to sell or provide Competitive Business Services to Purdue or such Associated Companies. Any such meeting of the Parties, which may be in person, via telephonic or other electronic communication, shall be held on such date and at such time as may be agreed by the Parties, and, unless Purdue shall otherwise agree, not earlier than ten Business Days after receipt from Safeguard of a written request for such meeting. It is expressly agreed and acknowledged by Safeguard that nothing contained herein shall be deemed to create an obligation on the part of Purdue or any such Associate Company to purchase or obtain Competitive Business Services from Safeguard or to require Purdue or any Associated Company to disclose any information if such disclosure would (i) breach the terms of any obligation of confidentiality binding on Purdue or any of the Associated Companies or (ii) in the good faith judgment of Purdue such disclosure would be untimely or otherwise not prudent. Any discussions between the Parties pursuant to this provision shall be subject to all terms and conditions of the Confidentiality Agreement between Purdue and Safeguard.

         7.10 Assignment of Cytogen Agreement. The Partnership shall use its commercially reasonable efforts to assign to Safeguard, for its benefit and the benefit of its Affiliates, any and all rights that the Partnership has or may have to indemnification for environmental matters pursuant to the Cytogen Agreement. The Partnership hereby represents and warrants to the Buyer Parties that (i) it has delivered a true, complete and correct copy of the Cytogen Agreement to the Buyer Parties; (ii) the Cytogen Agreement has not been modified, altered or amended; and (iii) the Cytogen Agreement remains in full force and effect. The Partnership shall not modify, alter or amend the Cytogen Agreement and shall not assign the Cytogen Agreement or any part thereof to any Person other than Safeguard.

         7.11 Loan Prepayment. Following the Closing, Purdue shall, and shall cause the Associated Companies party to the Financing Agreements to, make the payments required to be paid to the lenders under the Financing Agreements in accordance with the terms thereof, including the making of the prepayment of the loans as required pursuant to the Financing Agreements in connection with the Transaction, and Purdue shall provide evidence of such payments, satisfactory to the Buyer Parties, contemporaneously with the making of such payments.

8. Conditions Precedent to Obligations of the Buyer Parties. All obligations of the Buyer Parties to consummate the Transactions are subject to the satisfaction (or waiver by the Buyer Parties) prior thereto of each of the following conditions:

         8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Partnership and Purdue contained in this Agreement shall have been when made on the date of this Agreement and shall be on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, true, correct and complete in all material respects (except in the case of representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall have been when made, and shall be on and as of the Closing Date, true, correct and complete); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by each of the Partnership or Purdue on or before the Closing Date shall have been duly complied with, performed or satisfied; and

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

Safeguard shall have received a certificate dated the Closing Date and signed by the Partnership to the foregoing effects (the "Partnership Officer's Certificate").

         8.2 Ancillary Documents. The Buyer Parties shall have received from each party thereto, other than the Buyer Parties, executed copies of the respective Transaction Documents.

         8.3      Closing Consents. Safeguard shall have received originals of
(a) all of the Partnership Required Consents set forth on Schedule 8.3 (the "Closing Consents") and (b) any other Partnership Required Consents, or in lieu thereof waivers, obtained prior to the Closing without any modification that Safeguard deems unacceptable in the exercise of its reasonable discretion.

         8.4 Material Adverse Changes. Since the Current Balance Sheet Date, there has been no Material Adverse Effect, and there shall be no conditions existing or, to the Partnership's Knowledge, threatened, which might be reasonably expected to have a Material Adverse Effect in the future, and Safeguard shall have received a certificate signed by the Partnership to the foregoing effects.

         8.5 Legal Matters. Other than with respect to the matters set forth on Schedule 4.19, no claim, action, suit, arbitration or other proceeding shall be pending or shall have been brought or threatened against the Partnership or Purdue which (a), if decided adversely to the Partnership could reasonably be expected to have a Material Adverse Effect or (b) seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

         8.6 C&P/Sidley Legal Opinion. Safeguard shall have received a legal opinion from each of Chadbourne & Parke LLP and Sidley & Austin LLP, each counsel to the Partnership and Purdue, to the effect set forth on Exhibit I attached hereto and otherwise in form satisfactory to Safeguard (the "C&P/Sidley Legal Opinion").

         8.7      Facility Leases.

                  (a) Totowa Lease. The landlord of the Totowa Property and Safeguard shall have entered into the Totowa Lease.

                  (b) Princeton Lease. The Partnership shall have assigned all of its interest in the Princeton Lease to Safeguard.

         8.8 Employee Undertaking. Either (a) no less than 10 trained employees of PF Labs in positions identified by Safeguard that are loaned to the Partnership at the Totowa Facility at the Closing Date shall have delivered written acceptance of full-time employment with Safeguard following the Closing or (b) PF Labs shall have executed and delivered the PF Labs Employee Lease.

         8.9 GTC Acknowledgement. Safeguard shall have received a written acknowledgement of GTC Biotherapeutics, Inc. ("GTC") in a form reasonably acceptable to Safeguard that GTC has no first negotiation rights with respect to the Transactions under Section 6.3 of the Strategic Collaboration Agreement, entered into as of March 8, 2004, by and between the Partnership and GTC, in particular Section 6 thereof (the "GTC Acknowledgement").

         8.10 Releases. Safeguard shall have received executed releases of any Encumbrance identified on Schedule 4.11 in forms satisfactory to Safeguard in its sole discretion.

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

         8.11 Compliance with Financing Agreements. Safeguard shall have received certificates dated as of the Closing Date and signed by Purdue substantially in the form of the Exhibit K attached hereto.

         8.12 Regulatory Consents, Licenses. Safeguard shall have received all necessary regulatory approvals, consents, and license amendments to the Partnership's licenses or issuance of new licenses, including prior written consent of the Nuclear Regulatory Commission ("NRC") to the transfer of control of NRC Materials License No. 29-21169-01 or approval of a license amendment naming Safeguard or its designee as the licensee, and prior written consent of the NJDEP to the transfer of control of New Jersey Radioactive Materials License No. NJSL-20680/01/005, approval of a license amendment naming Safeguard or its designee as the licensee, or issuance of new license to Safeguard or its designee for the activities currently licensed.

9. Conditions Precedent to Obligations of the Partnership and Purdue. All obligations of the Partnership and Purdue to consummate the Transactions are subject to the satisfaction (or waiver by the Partnership and Purdue to which the condition relates) prior thereto of each of the following conditions:

         9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Buyer Parties contained in this Agreement shall have been when made on the date of this Agreement and shall be on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, true, correct and complete in all material respects (except in the case of representations and warranties that are qualified by materiality or Material Adverse Effect, which representations and warranties shall have been when made, and shall be on and as of the Closing Date, true, correct and complete); all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by each of the Buyer Parties on or before the Closing Date shall have been duly complied with, performed or satisfied; and the Partnership shall have received a certificate dated the Closing Date and signed by an appropriate officer of Safeguard to the foregoing effects (the "Safeguard Officer's Certificate").

         9.2 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against the Buyer Parties which seeks to restrain or questions the validity or legality of the Transactions. No Law or Court Order shall have been enacted, entered, promulgated or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale.

         9.3 MLB Legal Opinion. The Partnership shall have received a legal opinion of Morgan Lewis & Bockius LLP, counsel to Safeguard and Parent, to the effect set forth on Exhibit J attached hereto and otherwise in form satisfactory to the Partnership (the "MLB Opinion").

         9.4 Princeton Lease. The landlord of the Princeton Property shall have consented to the transfer of the Partnership's interest in the Princeton Lease to Safeguard and, in connection therewith, shall have released Purdue and each other Associated Company from any guarantee by Purdue or any such Associated Company of the Partnership's obligations under the Princeton Lease.

10.      Indemnification.

         10.1     By the Partnership and Purdue. To the extent provided in this
Section 10, the Partnership and Purdue, jointly and severally, shall indemnify and hold Safeguard, Parent and their Affiliates and their respective successors and assigns, and their respective officers, directors, employees, stockholders, agents, (each, an "Indemnified Safeguard Party") harmless from and against:

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

                  (a) any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Safeguard Party in connection therewith) (collectively, "Damages") that such Indemnified Safeguard Party may sustain, suffer or incur and that result from, arise out of or relate to:

                           (i)      any inaccuracy of any representation or
warranty made by either of the Partnership or Purdue in this Agreement, the other Transaction Documents to which either of them is a party or any certificate or other writing delivered by or on behalf of either of the Partnership or Purdue in connection herewith or therewith;

                           (ii)     any nonfulfillment of any covenant or
agreement on the part of either of the Partnership or Purdue or applicable to any Associated Company set forth in this Agreement or any other Transaction Document to which either of the Partnership or Purdue is a party;

                           (iii)    any Unassumed Liability (excluding any
environmental matters in respect of which indemnity claims by Safeguard may be made (A) relating to the Princeton Property under Section 10.1(a)(i) by virtue of an inaccuracy of the representation set forth in Section 4.24 and (B) under
Section 10.10);

                           (iv)     any Patent infringement action, claim, suit
or proceeding brought or asserted by either Henry B. Kopf or MFD, Inc., to the extent such claim relates to the conduct of the Business or the use of the Assets in the Business on or prior to the Closing; and

                           (v)      any commissions, fees and expenses of any
brokers or finders retained by or on behalf of the Partnership or any of its Associated Companies in connection with the Transactions; and

                  (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.

To the extent that Safeguard recovers any Damages hereunder with respect to a breach of the representation and warranty under Section 4.9 regarding the collectibility of the Accounts Receivable, and Safeguard subsequently receives payment on account of the related Accounts Receivable, Safeguard shall remit such payments to the Partnership.

         10.2 By the Buyer Parties. To the extent provided in this Section 10, the Buyer Parties, jointly and severally, shall indemnify and hold the Partnership, Purdue and the other Associated Companies and their respective successors and assigns, and their respective officers, directors, employees, partners, agents (each, an "Indemnified Partnership Party") harmless from and against:

                  (a) any Damages that such Indemnified Partnership Party may sustain, suffer or incur and that result from, arise out of or relate to:

                           (i)      any inaccuracy of any representation or
warranty made by either of the Buyer Parties in this Agreement, the Transaction Documents or any certificate or other writing delivered by or on behalf of either of the Buyer Parties in connection herewith or therewith;

                           (ii)     any nonfulfillment of any covenant or
agreement on the part of either of the Buyer Parties set forth in this Agreement or any Transaction Document;

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

                           (iii)    any Assumed Liability; and

                           (iv)     any commissions, fees and expenses of any
brokers or finders retained by or on behalf of either of the Buyer Parties or their Affiliates in connection with the Transactions; and

                  (b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys' fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.

         10.3     Procedure for Claims.

                  (a) An Indemnified Party that desires to seek indemnification under any part of this Section 10 shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 20 days (the "Response Period") after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

                  (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor, but any dispute shall be resolved in accordance with Section 13.5 to the extent that it may be applicable. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

         10.4     Limitations on Liability.

                  (a) Notwithstanding any other provision of this Section 10, except with respect to the provisions regarding post-closing adjustments in
Section 2.5, an Indemnified Safeguard Party shall be entitled to indemnification with respect to claims under Section 10.1(a)(i) hereunder only when the aggregate of all Damages to all Indemnified Safeguard Parties exceeds $100,000 (the "Threshold

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

Amount") and then the Indemnified Safeguard Parties shall be entitled to indemnification for all Damages incurred in excess of $50,000 (the "Deductible Amount"). Notwithstanding any other provision of this Section 10, in no event shall the Partnership and Purdue be obligated to indemnify the Indemnified Safeguard Parties under Sections 10.1(a)(i), (a)(iii) and (a)(iv) for an aggregate cumulative amount in excess of an amount equal to the Purchase Price (the "Purchase Price Cap"); provided, that in no event shall the Partnership and Purdue be obligated to indemnify the Indemnified Safeguard Parties (i) under
Section 10.1(a)(i) for an aggregate cumulative amount in excess of an amount equal to 20% of the Base Purchase Price (the "20% Cap") or (ii) (A) with respect to any inaccuracy of any representation or warranty made under Section 4.24 with respect to the Princeton Property or (B) indemnification claim under Section 10.1(a)(iii) for any Environmental Liability with respect to the Princeton Property for amounts in excess of $5,000,000 (the "$5,000,000 Cap"). For the avoidance of doubt, (i) any payments made to a Safeguard Indemnified Party that are subject to the 20% Cap or the $5,000,000 Cap pursuant to this Section 10.4(a) shall also be applied against the Purchase Price Cap and (ii) payments made to a Safeguard Indemnified Party that are subject to the 20% Cap shall not be applied to the $5,000,000 Cap and payments subject to the $5,000,000 Cap shall not be applied to the 20% Cap. Notwithstanding the foregoing, neither the Threshold Amount, the Deductible Amount nor the 20% Cap shall apply to the representations or warranties set forth in Sections 4.2, 4.3, 4.4, 4.5, 4.7, 4.11, 4.14, 4.16 and 4.22. None of the Threshold Amount, the Deductible Amount, the 20% Cap, the $5,000,000 Cap or the Purchase Price Cap shall apply to claims for indemnification under Section 10.1(a)(i) with respect to an inaccuracy of any representation or warranty made under Section 4.24 with respect to the Totowa Property. In addition, except as expressly provided to the contrary herein, in the case of a claim for Damages that may be made based on items set forth in more than one of clauses (a)(i) through (a)(iv) of Section 10.1(a), an Indemnified Safeguard Party make may such claim based on any one of the clauses in Section 10.1(a), except to the extent that such claim is based solely on only one of such clauses.

                  (b) Any claim for indemnification under this Section 10 shall be made by giving a Claim Notice under Section 10.3 on or before the applicable "Expiration Date" specified below in this Section 10.4(b), or the claim under this Section shall be invalid. "Expiration Date" means:

                           (i)      60 days after the date on which the
applicable statute of limitations expires (with extensions) with respect to any claim for Damages related to (A) the inaccuracy of a representation or warranty set forth in Sections 4.7, 4.16 or 4.22, or (B) the inaccuracy of any representations or warranties of the Partnership or Purdue or any Buyer Party that were untrue when made with an intent to mislead or defraud;

                           (ii)     the last day of the 18th calendar month
following the Closing Date, with respect to any claim for Damages under Sections 10.1(a)(ii) or 10.2(a)(ii); provided, however, in the event that any covenant or agreement is required to be performed beyond such date pursuant to the terms of the Transaction Documents, claims for indemnification under Sections 10.1(a)(ii) or 10.2(a)(ii) for breach of such covenant or agreement shall be made before the expiration of the 120 calendar day period commencing on the date established for completion of performance of such covenant or agreement;

                           (iii)    in perpetuity, with respect to any claim for
Damages related to (A) any breach of a representation or warranty set forth in Sections 4.2, 4.3, 4.4, 4.5, 4.11, 4.24 (only with respect to the Totowa Property) or 5.2 or (B) Sections 10.1(a)(iii), (a)(iv) or (a)(v) or 10.2(a)(iii) or (a)(iv);

                           (iv)     the first day following the second
anniversary of the Closing Date for any breach of a representation or warranty set forth in Section 4.24 with respect to the Princeton Property; and

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

                           (v)      the last day of the 18th calendar month
following the Closing Date for all other claims.

So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Safeguard Party gives the related Liquidated Claim Notice.

                  (c) To the extent that a Party asserts a claim for indemnification under this Section 10 in respect of any matter that does not have an Expiration Date specified under Section 10.4(b) and for which a Claim Notice was first given after the third anniversary of the Closing, the Indemnified Party's Damages shall (for purposes of any such Claim only) not include any incidental, indirect, consequential or special damages (including, but not limited to, lost profits) arising in connection with the matter giving rise to the claim for indemnification; provided, however, that the foregoing is not intended to constitute a limitation on the obligation of the indemnifying party to pay the full amount of the Third Party Claim itself. Notwithstanding the preceding limitations contemplated by this Section 10.4(c), each Party acknowledges that nothing herein shall be construed as an assumption by the Safeguard or any other Indemnified Safeguard Party of, or otherwise requiring Safeguard or any other Indemnified Safeguard Party to assume, any Unassumed Liability. Accordingly, in the event of any Third Party Claim relating to any Unassumed Liability, nothing herein shall be construed as restricting any Indemnified Safeguard Party from taking the position or otherwise asserting that
(1) the Partnership is responsible or liable for such Third Party Claim to the extent that such Third Party Claim constitutes an Unassumed Liability, (2) neither Safeguard nor any of its Affiliates has ever assumed or agreed to be responsible for any Unassumed Liability, and/or (3) all Unassumed Liabilities remain the sole responsibility of, and are to be discharged and performed as and when due by, the Partnership.

                  (d) Except to the extent specifically contemplated to the contrary herein, for purposes of this Section 10, "Damages" shall include incidental, indirect and consequential damages (including lost profits), but shall not include punitive, exemplary or special damages, except to the extent paid to a third party.

                  (e) For purposes of this Section 10, "Damages" shall be net of any insurance recoveries paid to the Indemnified Party in connection with the matter giving rise to the right of indemnification; provided, however, that except as described below, no Party shall have any obligation to obtain insurance coverage. Each Indemnified Party shall use commercially reasonable efforts to exercise its rights under insurance carried by such Indemnified Party from which recoveries may be obtained in connection with the matter giving rise to the right of indemnification; provided, however, that the exercise of commercially reasonable efforts in this regard shall not include having to litigate to obtain a recovery from an insurance provider.

         10.5     Third Party Claims.

                  (a) An Indemnified Party that desires to seek indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party (a "Third-Party Claim") shall give each Indemnitor prompt written notice of a third party's institution of such Action. After such notice, any Indemnitor shall be entitled to participate in such Action or assume the defense thereof with counsel chosen by the Indemnitor, which counsel shall be reasonably satisfactory to such Indemnified Party. Any failure to give prompt notice under this Section 10.5 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been materially prejudiced as a

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

result of such failure. The Indemnified Party shall cooperate in all reasonable aspects with the Indemnitor's defense of any such Action.

                  (b) After assumption of the defense of such Third-Party Claim by the Indemnitor, the Indemnitor shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim, other than costs incurred by the Indemnified Party prior to such assumption by the Indemnitor. If the Indemnitor assumes the defense of a Third-Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification pursuant to this Section 10, and (ii) the Indemnitor shall have the sole right to compromise and settle such Action; provided that, the Indemnitor shall obtain the written consent of the Indemnified Party, prior to ceasing to defend, settling or otherwise disposing of any such Action if as a result thereof (i) the Indemnified Party would become subject to injunctive or other equitable relief or any remedy other than the payment of money by the Indemnitor, or (ii) the business of the Indemnified Party would be adversely affected (including, without limitation, any admission of liability). Notwithstanding the assumption by the Indemnitor of the defense of any Third-Party Claim as provided in this
Section 10.5, the Indemnified Party shall have the right to participate at its own expense in the defense of such Action.

         10.6 Right of Offset. An Indemnified Party shall be entitled, at its sole discretion, to recover any Damages payable by the Indemnitor through a reduction of amounts due from the Indemnified Party to the Indemnitor to the extent any amounts are then or will in the future become payable by the Indemnified Party to the Indemnitor, including any amounts payable pursuant to
Section 2.5.

         10.7 Effect of Investigation or Knowledge. Any claim by an Indemnified Party for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Indemnified Party, nor shall such a claim be adversely affected by Safeguard's knowledge on or before the Closing Date of any breach of the type specified in the Section
10.1 or of any state of facts that may give rise to such a breach; any such claim shall survive the Closing until the applicable Expiration Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

         10.8 Satisfaction of Indemnification Obligations. Each Indemnified Safeguard Party shall first seek satisfaction of any Damages from the Escrow Funds, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification. If such available Escrow Funds fail to fully satisfy the amount of any Damages to which such Indemnified Safeguard Party is entitled to be indemnified hereunder, then the Indemnified Safeguard Party may seek payment of the unsatisfied amount of such Damages directly from the Partnership, Purdue or both.

         10.9 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a "Contingent Claim"); provided that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

         10.10    Pre-Acquisition Indemnity Matters.

                  (a) The Partnership agrees that it shall indemnify and hold the Indemnified Safeguard Parties harmless from and against any and all Damages that arise out of or in any manner

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

incident, relating or attributable to (i) a breach of Section 3.13 of the Cytogen Agreement (defined below) as it relates to the Princeton Property or pursuant (ii) to the extent relating to environmental liabilities at the Princeton Property, any matter that is the subject of clause (iii) of Section 9.01(a)(iii) of the Cytogen Agreement. As used herein, the "Cytogen Agreement" means that certain Asset Purchase Agreement dated as of January 7, 1999 between CYTOGEN Corporation and Bard Biopharma L.P.

                  (b)      The Partnership's obligations under this Section
10.10 are intended to be the obligations of the Partnership only and no recourse for the payment of any amount due under this Section 10.10, or for any claim based thereon or otherwise in respect thereof, shall be had against the Limited Partner or any of the Partnership's Associated Companies (other than the Partnership and the General Partner) or any officer or director of the Partnership or any incorporator, shareholder, officer, director, member, or partner of the General Partner, the Limited Partner or any of their Associated Companies (other than the Partnership and the General Partner) as such, past, present or future or of any successor to any of them, or against any direct or indirect parent entity of the General Partner or of the Limited Partner or any subsidiary or Associated Company (other than the Partnership and any General Partner). Nothing contained in this Section 10.10(b) shall be construed to limit the exercise or enforcement, in accordance with the terms of Section 10.10(a) of this Agreement , of rights and remedies against the Partnership or the assets of the Partnership.

                  (c) The provisions of Sections 10.3 and 10.5 shall apply to any claims made pursuant to this Section 10.10, except as expressly provided to the contrary in this Section 10.10.

                  (d)      The obligations of the Partnership under this Section
10.10 shall be extinguished automatically upon the assignment by the Partnership to Safeguard of any corresponding indemnity rights of the Partnership under the Cytogen Agreement.

11.      Termination.

         11.1 Grounds for Termination. The Parties may terminate this Agreement at any time before the Closing as provided below:

                  (a)      by mutual written consent of each of the Parties;

                  (b) by any Party, if the Closing shall not have been consummated on or before November 30, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

                  (c) by any Party, if a Governmental Body shall have issued a Court Order (which Court Order the Parties shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the Transactions, and such Court Order shall have become final and nonappealable;

                  (d) by any Buyer Party, if the Partnership or Purdue shall have breached, or failed to comply with, any of their obligations under this Agreement or any representation or warranty made by the Partnership or Purdue shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Business; or

                  (e) by the Partnership or Purdue, if the Buyer Parties shall have breached, or failed to comply with any of their obligations under this Agreement or any representation or warranty made by the Buyer Parties shall have been incorrect when made, and such breach, failure or misrepresentation is not cured within 20 days after notice thereof, and in either case, any such breaches, failures or misrepresentations, individually or in the aggregate, results or would reasonably be expected to affect materially and adversely the benefits to be received by the Partnership hereunder.

         11.2 Effect of Termination. If this Agreement is terminated pursuant to this Section 11, the agreements contained in Section 13.6 shall survive the termination hereof and any Party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another Party.

12.      Other Matters.

         12.1 Public Announcements. Except as and to the extent the Buyer Parties may be required by applicable Law or any applicable stock exchange regulations, without the prior written consent of the other Party, neither the Buyer Parties nor the Partnership nor Purdue will, and each will direct and cause its officers, directors, employees, attorneys, accountants and other agents and representatives not to, directly or indirectly, make any public disclosure of or statement concerning this Agreement and the Transactions.

         12.2 Reasonable Best Efforts. Between the date of this Agreement and the Closing Date, each of the Partnership or Purdue will use their reasonable best efforts to cause the conditions in Sections 8 to be satisfied.

13.      Miscellaneous.

         13.1 Contents of Agreement. This Agreement, together with the other Transaction Documents and those certain Confidentiality Agreements dated May 28, 2004 between the Partnership and Safeguard and September 24, 2004 between Purdue and Safeguard ("Confidentiality Agreements"), sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.

         13.2 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. No Party shall assign this Agreement or any right, benefit or obligation hereunder, except that Safeguard shall be entitled to assign its rights and obligations hereunder to one or more Persons (an "Assignee") provided
(a) the Assignee executes and delivers to the Partnership or Purdue a document by which the Assignee agrees to be bound by the terms and conditions applicable to Safeguard under this Agreement, and (b) Safeguard shall remain obligated to purchase the Assets to be purchased by an Assignee hereunder and to fulfill the Assignee's other obligations hereunder to the extent that the Assignee fails to do so hereunder. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. The Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

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

         13.3 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         13.4 Sole Remedy. The Parties acknowledge that the remedies provided for in this Agreement shall be the Parties' sole and exclusive remedy with respect to breaches of the representations and warranties contained in this Agreement. Notwithstanding any other provision in this Agreement, either Party shall have the right to seek specific performance or injunctive relief to enforce another Party's performance of any obligations expressly set forth in this Agreement.

         13.5     Dispute Resolution.

                  (a) Good-Faith Negotiations. Except as otherwise set forth in this Agreement, if after the Closing any dispute arises under this Agreement with respect to a claim for Damages that is not settled promptly in the ordinary course of business, the Parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of Safeguard and a representative of the Partnership. If the Parties are unable to resolve such dispute between them within 20 Business Days (or such period as the Parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be resolved in the manner set forth in this Section.

                  (b) Resolution of Disputes. Except as otherwise set forth in this Agreement, any controversy or claim shall be settled by arbitration conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of New York. The arbitration shall be conducted at the Association's regional office located in the New York, New York area by three arbitrators, at least one of whom shall be knowledgeable in the bioprocessing industry, one of whom shall be an attorney and one of whom shall be a member of an accounting firm familiar with businesses engaged in bioprocessing. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. No Party shall institute a proceeding hereunder unless at least 60 days prior thereto such Party shall have given written notice to the other Parties of its intent to do so. No Party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including temporary restraining orders and preliminary injunctions to protect its rights and interests, but neither Party shall seek any such equitable remedies as a means to avoid or stay arbitration.

         13.6 Expenses. Except as otherwise set forth herein, the Parties shall pay their own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the Transactions, no expenses of the Partnership, including the Partnership' legal fees and expenses, shall be paid by or out of any of the Assets of the Partnership, and the Partnership shall assume all expenses incurred by the Partnership in connection with the Transactions.

         13.7 Bulk Sales. The Parties hereby waive compliance with the bulk sales Laws and any other similar Laws in any applicable jurisdiction in respect of the Transactions; provided, however, that the

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

Partnership and Purdue shall pay and discharge in accordance with Section 7.2 when due all claims of creditors asserted against Safeguard or the Purchased Assets by reason of such noncompliance; and Safeguard shall be entitled to be indemnified against any failure to do so in accordance with Section 10; and the Partnership shall take promptly all necessary actions required to remove any Encumbrance which may be placed upon any of the Purchased Assets by reason of such noncompliance.

         13.8 Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or by a nationally recognized overnight delivery courier. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by overnight delivery courier to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                  If to Safeguard or Parent:

                           Safeguard Scientifics, Inc.
                           800 The Safeguard Building
                           435 Devon Park Drive
                           Wayne, Pennsylvania 19087
                           FAX: (610) 825-7427
                           Attention: Christopher J. Davis

                           and with a required copy to:

                           Morgan, Lewis & Bockius LLP
                           1701 Market Street
                           Philadelphia, Pennsylvania 19103
                           FAX: (215) 963-5001
                           Attention: Richard B. Aldridge

                  If to Partnership or Purdue:

                           Purdue Pharma L.P.
                           One Stamford Forum
                           201 Tresser Boulevard
                           Stamford, CT 06901-3431
                           FAX: (203) 588-6204
                           Attention: General Counsel

                           and with a required copy to:

                           Chadbourne & Parke LLP
                           30 Rockefeller Plaza
                           New York, New York 10112
                           FAX: (212)541-5369
                           Attention: Stuart D. Baker

         13.9 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to its provisions concerning conflict of laws.

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

         13.10 Counterparts. This Agreement may be executed in two or more counterparts and by facsimile, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

                [Remainder of the page intentionally left blank]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                  LAUREATE PHARMA L.P.

                                  By: Laureate Pharma Inc., its general partner

                                  By:/s/ Robert J. Broeze, Ph.D.
                                      ------------------------------------
                                  Name: Robert J. Broeze, Ph.D.
                                  Title: President

                                  PURDUE PHARMA L.P.

                                  By: Purdue Pharma Inc., its general partner

                                  By: /s/ Edward B. Mahony
                                      ------------------------------------
                                  Name: Edward B. Mahony
                                  Title: Executive Vice President

                                  BIOPHARMA ACQUISITION COMPANY, INC.

                                  By: /s/ Christopher J. Davis
                                      ------------------------------------
                                  Name: Christopher J. Davis
                                  Title: Vice President and Treasurer

                                  SAFEGUARD SCIENTIFICS, INC.

                                  By: /s/ Christopher J. Davis
                                      ------------------------------------
                                  Name: Christopher J. Davis
                                  Title: Executive Vice President and Chief
                                  Administrative & Financial Officer

                      SCHEDULES TO ASSET PURCHASE AGREEMENT

         In accordance with Item 601(b)(2) of Regulation S-K, the foregoing schedules have been omitted. Safeguard Scientifics, Inc. agrees to supplementally furnish a copy of any omitted Schedule to the SEC upon request.

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